As filed with the Securities and Exchange Commission on December 8, 2006

                                                 SEC Registration No. 333-137227


================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


            Delaware             NEOMEDIA TECHNOLOGIES, INC.      36-3680347
(State or other jurisdiction of     (Name of issuer in         (I.R.S. Employer
 incorporation or organization)        its charter)          Identification No.)

                                                                      Charles T. Jensen
                                                                2201 Second Street, Suite 600
2201 Second Street, Suite 600                                  Fort Myers, Florida 33901-3083
  Fort Myers, Florida 33901                                            (239) 337-3434
        (239) 337-3434                       7373              Telecopier No.: (239) 337-3668
   (Address and telephone       (Primary Standard Industrial    (Name, address, and telephone
   number of Registrant's        Classification Code Number)    number of agent for service)
principal executive offices)

                                 With copies to:

          Clayton E. Parker, Esq.                      Ronald S. Haligman, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP   Kirkpatrick & Lockhart Nicholson Graham LLP
     201 S. Biscayne Blvd., Suite 2000             201 S. Biscayne Blvd., Suite 2000
              Miami, FL 33131                               Miami, FL 33131
       Telephone No.: (305) 539-3305                 Telephone No.: (305) 539-3319
       Telecopier No.: (305) 358-7095               Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE



                                                           Proposed       Proposed
                                                            Maximum        Maximum
                                              Amount       Offering       Aggregate      Amount of
            Title of Securities                To be       Price per      Offering      Registration
              to be Registered             Registered(1)     Share          Price          Fee(2)
----------------------------------------   -------------   ---------   --------------   ------------
Shares underlying Series C Convertible
Preferred Stock, convertible into Common
Shares, par value $0.01 per share           335,000,000     $0.060     $20,100,000.00     $2,365.77

Shares underlying Secured Convertible
Debentures, convertible into Common
Shares, par value $0.01 per share            76,277,650     $0.060     $ 4,576,659.00     $  538.67

Common Stock, par value $0.01 per share      68,188,883     $0.060     $ 4,091,332.98     $  481.55

Shares underlying warrants to purchase
Common Stock, par value $0.01 per share     274,150,000     $0.060     $16,449,000.00     $1,936.05
                                            -----------                --------------     ---------
   TOTALS                                   753,616,533                $45,216,991.98     $5,322.04
                                            -----------                --------------     ---------



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), using the average of the high and low prices of NeoMedia's common stock of $0.06 per share as reported in the Over-the-Counter Bulletin Board on December 6, 2006.

(2)   Registration fee was paid previously.


THE REGISTRANT HEREBY AMENDS THIS REGISTRAITON STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRAITON STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       Subject to Completion or Amendment
                             Dated _______ __, 2006


                               753,616,533 Shares


                           NEOMEDIA TECHNOLOGIES, INC.

--------------------------------------------------------------------------------


    Up to 335,000,000 Shares Underlying Series C Convertible Preferred Stock
            Up to 76,277,650 Shares Underlying Convertible Debentures
                        68,188,883 Shares of Common Stock
    274,150,000 Shares Underlying Warrants to Purchase Shares of Common Stock


--------------------------------------------------------------------------------

All of the shares of common stock offered in this Prospectus are being offered by the selling security holders in transactions as described in the plan of distribution. The Company will not receive any of the proceeds from the sales (other than exercise prices received upon the exercise of currently outstanding warrants, the underlying shares of which are being registered for sale hereunder).


Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "NEOM". The last reported sale price of our common stock on the Over-the-Counter Bulletin Board on November 24, 2006 was $0.063 per share.


This investment in the common stock involves a high degree of risk. Please pay careful attention to all of the information in this Prospectus. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 4 of this registration statement.

--------------------------------------------------------------------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED UNDER THIS REGISTRATION STATEMENT OR DETERMINED IF THIS REGISTRATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

The information in this registration statement is not complete and may be changed. NeoMedia may not distribute these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. The registration statement is not and shall not constitute an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this Prospectus is ________, 2006.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS....................................................      1
ABOUT NEOMEDIA TECHNOLOGIES, INC.........................................      3
RISK FACTORS.............................................................      4
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...............     15
USE OF PROCEEDS..........................................................     16
DILUTION.................................................................     17
SELLING STOCKHOLDERS.....................................................     18
PLAN OF DISTRIBUTION.....................................................     28
DESCRIPTION OF SECURITIES................................................     29
EXPERTS..................................................................     33
MATERIAL CHANGES.........................................................     34
WHERE YOU CAN FIND MORE INFORMATION......................................     37
INFORMATION WE INCORPORATE BY REFERENCE..................................     38
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS.........................   II-1
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION...................   II-1
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................   II-1
  ITEM 16. EXHIBITS......................................................   II-2
  ITEM 17. UNDERTAKINGS..................................................   II-8

                              ABOUT THIS PROSPECTUS


            This Prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC") registering for sale up to an aggregate of 753,616,533 shares issued or to be issued for the following purposes:



Shares underlying Series C Convertible Preferred Stock                              335,000,000
Shares underlying Convertible Debenture                                              76,277,650
Shares underlying warrants to purchase shares of common stock                       274,150,000
Shares of common stock previously issued for the following purposes:
  Stock consideration issued to acquire Gavitec AG                     13,660,511
  Stock consideration issued to acquire 12Snap AG                      49,294,581
  To retire debt                                                        5,233,791    68,188,883
                                                                       ----------   -----------
    Total shares being registered hereunder                                         753,616,533
                                                                                    ===========



            Series C Convertible Preferred Stock

            On February 17, 2006, we sold to Cornell Capital Partners 8% cumulative Series C convertible perefrered stock with a face value of $22,000,000. At any time until February 17, 2009, the holders have the right to convert the preferred stock, in whole or in part, into NeoMedia common stock of at the then effective conversion price, which varies relative to the trading stock price, as follows: $0.50 per share, or 97% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. The conversions are limited such that the holder cannot exceed 4.99% ownership, unless the holders waive their right to such limitation.

            In connection with the Series C convertible perefrered stock, we issued to Cornell Capital Partners warrants to purchase shares of our common stock as follows: 20,000,000 warrants with an exercise price of $0.50 per share, 25,000,000 warrants with an exercise price of $0.40 per share, and 30,000,000 warrants with an exercise price of $0.35 per share. The exercise prices of these warrants were subsequently repriced to $0.10, $0.15, and $0.10, respectively, in connection with a convertible debenture financing in August 2006.

            The fair value of net proceeds received by NeoMedia in the transaction was $17,854,000, and the balance of $4,146,000 was afforded to the Purchasers as a discount. The discount afforded to the Purchasers, including the fair value of warrants granted, is substantial and could have a negative afffect on current and future stockholders due to additional dilution shareholders may experience if and when the Purchasers exercise such warrants.

            Convertible Debentures

            On August 24, 2006, we sold to Cornell Capital Partners 10% secured convertible debentures maturing two years from the date of issuance with a face value of $5,000,000. At any time until August 24, 2008, the holders have the right to convert the secured convertible debentures, in whole or in part, into NeoMedia common stock at the then effective conversion price, which varies relative to the trading stock price, as follows: $0.15 per share, or 90% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. The conversions are limited such that the holder cannot exceed 4.99% ownership, unless the holders waive their right to such limitation. The debentures are secured by substantially all of the Company's assets.

            In connection with the secured convertible debentures, we issued to Cornell warrants to purchase shares of our common stock as follows: 50,000,000 warrants with an exercise price of $0.05 per share, 25,000,000 warrants with an exercise price of $0.15 per share, 50,000,000 warrants with an exercise price of $0.20 per share, and 50,000,000 warrants with an exercise price of $0.25 per share. In addition, NeoMedia repriced warrants perviously isseud to Cornell as follows: 10,000,000 warrants were repriced from $0.20 to $0.10, 20,000,000 warrants were repriced from $0.50 to $0.10, 25,000,000 warrants were repriced from $0.40 to $0.15, and 30,000,000 warrants were repriced from $0.30 to $0.10.

            Acquisition Consideration Shares

            During February and March 2006, NeoMedia completed the acquisitions of Gavitec and 12Snap. The aggregate purchase price for Gavitec was $7,187,000, consisting of $1,800,000 cash, $114,000 acquisition-related costs, and $5,273,000 fair value of 13,660,511 shares issued as consideration. The aggregate purchase price for 12Snap was $22,036,000, consisting of $2,500,000 cash, $114,000 acquisition-related costs, and $19,422,000 fair value of 49,294,581 shares issued as consideration. Pursuant to the terms of the sale and purchase agreements with each company, in the event that NeoMedia's stock price at the time the consideration shares issued in connection with each acquisition are saleable is less than the price at which they were valued for purposes of the merger agreement ($0.389 per share with respect to Gavitec and $0.3956 per share with respect to 12Snap), NeoMedia is obligated to compensate the sellers in cash for the difference between the price at the time the shares become saleable and the price the shares were valued for purposes of the merger agreement. Subsequent to the closing of the acquisitions and through November 24, 2006, NeoMedia's stock has closed as low as $0.06 per share. Assuming a stock price at the time the shares become saleable of $0.063, which was the last sale price on November 24, 2006, NeoMedia would have a cash liability of $20.9 million resulting from these clauses. During November and December 2006, NeoMedia eliminated similar obligations to Sponge Limited and Mobot, Inc., both of which were also acquired during the first quarter of 2006, through the divestiture of each business.

            It is important to note that of the 753,616,533 shares being registered, 671,277,650, or 89%, are being registered on behalf of one shareholder, Cornell Capital Partners.


            You should read both this Prospectus and any Prospectus Supplement together with the additional information under the heading "Where You can Find More Information."

            You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or anyone to whom it is unlawful to make an offer or solicitation.

            You should not assume that the information contained in this Prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

            The terms "NeoMedia," "we," "our," and "us" refer to NeoMedia Technologies, Inc. and its subsidiaries unless the context suggests otherwise.

                        ABOUT NEOMEDIA TECHNOLOGIES, INC.

                           NeoMedia Technologies, Inc.
                          2201 Second Street, Suite 600
                              Fort Myers, FL 33901
                               P : (239) 337-3434

            NeoMedia (www.neom.com) is a diversified, global company offering leading-edge, technologically advanced products and solutions for companies and consumers, built upon its solid family of patented products and processes, and management experience and expertise.


            NeoMedia operates under the following two business units:

            o NeoMedia Mobile (NMM) - encompassing NeoMedia's physical-world-to-internet and mobile marketing technologies branded under qode(R), 12Snap AG, and Gavitec AG

            o NeoMedia Telecom Services (NTS) - encompassing the billing, clearinghouse and information management services of recently-acquired BSD Software, Inc.


            NeoMedia Mobile

            NeoMedia's mobile services group of companies offer end-to-end mobile enterprise and mobile marketing solutions, through its flagship direct-to-mobile-web qode(R) technology, and ground-breaking products and services from five of the USA's and Europe's leading mobile marketing providers. By linking consumers and companies to the interactive electronic world, NeoMedia delivers one-to-one, permission-based, personalized and profiled dialogue--anytime and anywhere.

            The qode(R) suite of easy-to-use, market-driven products and applications are based on a strong foundation of patented technology, comprising the qode(R) (www. qode.com) platform, qode(R) for Camera Phones(TM) and the qode(R) Mobile GoWindow(TM) and CodeWindow(TM), all of which provide One Click to Content(TM) connectivity for products, print, packaging and other physical objects to link directly to specific desired content on the mobile Internet.


            NeoMedia's recently acquired companies and offerings include 12Snap AG (www.12snap.com), a Munich, Germany-based award-winning leader in mobile marketing and entertainment applications, and Gavitec AG - mobile digit (www.gavitec.com), a Wurselen, Germany-based leading provider of mobile technology and marketing solutions.

            During the fourth quarter of 2006, NeoMedia divested of the majority of its ownership of Sponge Limited of London, and Mobot, Inc. of Lexington, Massachusetts, both of which were acquired in February 2006.

            NeoMedia Telecom Services


      NeoMedia Telecom (www.tritonglobal.ca), including its majority-owned Triton Global subsidiary, is a business unit of NeoMedia Technologies, Inc., and is a leading provider of network access, billing, clearinghouse and information management services to the telecommunications industry. NeoMedia Telecom helps its clients improve services and profitability by enabling them to streamline their operations and make quicker, more informed business decisions.

      Triton was incorporated in April 1998 as a next generation Internet Protocol (IP) enabled provider of live and automated operator calling services, e-Business support, billing and clearinghouse functions and information management services to telecommunications, internet and e-business service providers. Triton was acquired by NeoMedia in March 2006, at which time NeoMedia established the NeoMedia Telecom Services (NTS) business unit, consisting solely of Triton's business.


            NeoMedia Micro Paint Repair

                  On August 30, 2006, NeoMedia signed a non-binding letter of intent to sell its Micro Paint Repair business unit to Jose Sada, a technology partner of NeoMedia Micro Paint Repair, backed by Global Emerging Markets Group of New York City. The letter of intent called for completion of the transaction on or before November 24, 2006. The transaction has not been completed as of the date hereof.

                                  RISK FACTORS

            In addition to the other information included in this registration statement, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risks before deciding whether to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment.

                      Risks Related to NeoMedia's Business


NeoMedia Has Historically Lost Money And Losses May Continue

            NeoMedia has incurred substantial operating losses since inception, and anticipates continuing to incur substantial losses for the foreseeable future. Net loss for the nine months ended September 30, 2006, was $27,094,000 (unaudited), which includes a $6,523,000 gain from the change in fair value from revaluation of warrants and embedded conversion features associated with the preferred stock and convertible debenture financing and a $13,256,000 charge to write off deferred equity financing costs associated with the 2005 SEDA. NeoMedia also reported net losses of $9,147,000 and $7,230,000 for the years ended December 31, 2005 and 2004, respectively. NeoMedia's accumulated losses were approximately $119,618,000 (unaudited) and $92,524,000 as of September 30, 2006 and December 31, 2005, respectively. As of September 30, 2006 and December 31, 2005 and 2004, NeoMedia had a working capital deficit of approximately $30,222,000, $4,874,000 and $2,597,000, respectively. NeoMedia had stockholders' equity of $40,854,000 (unaudited), $4,227,000 and $4,392,000 (unaudited) as of
September 30, 2006 and December 31, 2005 and 2004, respectively. NeoMedia generated revenues of $14,129,000 (unaudited), $762,000 (unaudited), $2,156,000 and $1,700,000 for the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005 and 2004, respectively. In addition, during the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005 and 2004, NeoMedia recorded negative cash flows from continuing operations of $8,381,000 (unaudited), $4,323,000 (unaudited), $6,509,000 and $4,650,000, respectively. To succeed, NeoMedia must develop new client and customer relationships and substantially increase its revenue derived from improved products and additional value-added services. NeoMedia has expended, and to the extent it has available financing, NeoMedia intends to continue to expend, substantial resources to develop and improve its products, increase its value-added services and to market its products and services. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, NeoMedia may not be able to achieve or sustain profitability.

NeoMedia's Independent Registered Public Accounting Firm Have Added Going Concern Language To Their Report On NeoMedia's Consolidated Financial Statements, Which Means That NeoMedia May Not Be Able To Continue Operations

            The report of Stonefield Josephson, Inc., NeoMedia's independent registered public accounting firm, with respect to NeoMedia's consolidated financial statements and the related notes for the years ended December 31, 2005 and 2004, indicates that, at the date of their report, NeoMedia had suffered significant recurring losses from operations and its working capital deficit raised substantial doubt about its ability to continue as a going concern. NeoMedia's consolidated financial statements do not include any adjustments that might result from this uncertainty.

NeoMedia Has Guaranteed The Value Of Stock Issued In Connection With Recent Mergers Through The Registration Of The Shares, Which Could Result In A Material Cash Liability

            Pursuant to the terms of the merger agreements with Gavitec and 12Snap, in the event that NeoMedia's stock price at the time the consideration shares issued in connection with each acquisition are saleable is less than the price at which they were valued for purposes of the merger agreement ($0.389 per share with respect to Gavitec and $0.3956 per share with respect to 12Snap), NeoMedia is obligated to compensate the sellers in cash for the difference between the price at the time the shares become saleable and the price the shares were valued for purposes of the merger agreement. Subsequent to the closing of the acquisitions and through November 24, 2006, NeoMedia's stock has closed as low as $0.06 per share. Assuming a stock price at the time the shares become saleable of $0.063, which was the last sale price on November 24, 2006, NeoMedia would have a cash liability of $20.9 million resulting from these clauses. As a result, NeoMedia is attempting to negotiate for payment of the purchase price guarantees in another non-cash form, including additional shares of common stock. There is no guarantee that NeoMedia will be successful in negotiating such an agreement with any or all of the parties involved.

All Of The Company's Assets Are Pledged To Secure Certain Debt Obligations, Which The Company Could Fail To Repay

            Pursuant to secured convertible debentures, dated as of August 24, 2006 in the principal amount of $5,000,000 issued to Cornell Capital Partners, LP, the Company was required to secure such secured convertible debentures' repayment with substantially all of its assets. In the event the Company is unable to repay the secured convertible debentures, it could lose all of its assets and be forced to cease its operations. If the Company is found to be in default under the debentures, the full principal amount of the debentures, together with interest and other amounts owing, may become immediately due and payable.

NeoMedia Has Contractual Commitments To Pay Silent Partners

            Resulting from the acquisition of 12 Snap, NeoMedia has a commitment to pay approximately $2.1 million plus accrued interest and penalties of approximately $0.4 million, at the end of 2006 to the Silent Partners of 12Snap. If NeoMedia's financial resources are insufficient, NeoMedia may require additional financing in order to meet this obligation. There is no guarantee that NeoMedia will be able to obtain the necessary additional capital to meet this obligation on a timely basis, on acceptable terms, or at all. In any of these events, NeoMedia may be unable to repay this obligation when it becomes due.

NeoMedia Could Identify Material Internal Control Weaknesses As Part Of Its Sarbanes-Oxley Internal Control Review For Its Fiscal Year Ended December 31, 2006,

            The regulations implementing Section 404 of the Sarbanes-Oxley Act of 2002 require an assessment of the effectiveness of the Company's internal controls over financial reporting beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2006. The Company's independent auditors will be required to confirm in writing whether management's assessment of the effectiveness of the internal controls over financial reporting is fairly stated in all material respects, and separately report on whether they believe management maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006. As part of the assessment of our internal controls in connection with the process required by Section 404 of the Sarbanes-Oxley Act of 2002, management intends to continue to review, evaluate and strengthen our controls and processes. Management cannot state that material weaknesses in internal controls will not be determined. Management also cannot state that the process of evaluation and the auditor's attestation will be completed on time. If a material weakness is discovered, corrective action may be time consuming, costly and further divert the attention of management. The disclosure of a material weakness, even if quickly remedied, could reduce the market's confidence in the Company's financial statements and harm the Company's stock price, especially if a restatement of financial statements for past periods is required.

There Is Limited Information Upon Which Investors Can Evaluate NeoMedia's Business Because The Physical-World-To-Internet Market Has Existed For Only A Short Period Of Time

            The physical-world-to-Internet market in which NeoMedia operates is a recently developed market. Further, NeoMedia has conducted operations in this market only since March 1996. Consequently, NeoMedia has a relatively limited operating history upon which an investor may base an evaluation of NeoMedia's primary business and determine NeoMedia's prospects for achieving its intended business objectives. To date, NeoMedia has had limited sales of its physical-world-to-Internet products. NeoMedia is prone to all of the risks inherent to the establishment of any new business venture, including unforeseen changes in its business plan. An investor should consider the likelihood of NeoMedia's future success to be highly speculative in light of its limited operating history in its primary market, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in new and rapidly evolving markets, such as the physical-world-to-Internet space. To address these risks, NeoMedia must, among other things:

            o     maintain and increase its client base;

            o implement and successfully execute its business and marketing strategy;

            o     continue to develop and upgrade its products;

            o     continually update and improve service offerings and features;

            o     respond to industry and competitive developments; and

            o     attract, retain, and motivate qualified personnel.

            NeoMedia may not be successful in addressing these risks. If NeoMedia is unable to do so, its business, prospects, financial condition, and results of operations would be materially and adversely affected.

NeoMedia's Future Success Depends On The Timely Introduction Of New Products And The Acceptance Of These New Products In The Marketplace.

            Rapid technological change and frequent new product introductions are typical for the markets NeoMedia serves. NeoMedia's future success will depend in large part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent that NeoMedia fails to introduce new and innovative products, it may lose market share to its competitors, which may be difficult to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could materially and adversely affect NeoMedia's business.

NeoMedia's Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

            NeoMedia's common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. These requirements may reduce the potential market for NeoMedia's common stock by reducing the number of potential investors. This may make it more difficult for investors in NeoMedia's common stock to sell shares to third parties or to otherwise dispose of them. This could cause NeoMedia's stock price to decline. Penny stocks are stock:

            o     with a price of less than $5.00 per share;

            o     that are not traded on a "recognized" national exchange;

            o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

            o in issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $10 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

            Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Existing Shareholders Will Experience Significant Dilution When Certain Investors Convert Their Preferred Stock to Common Stock, Convert Outstanding Convertible Debentures, Or When the Investors Exercise Their Warrants and Receive Common Stock Shares Under The Investment Agreement With The Investors

            The issuance of shares of common stock pursuant to the conversion of Series C convertible preferred stock or the conversion of convertible debentures pursuant to our transactions with Cornell Capital Partners will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue pursuant to the conversion of our preferred stock or the convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

Due To The Accounting Treatment Of Certain Convertible Preferred Stock And Convertible Debenture Instruments Issued By NeoMedia, A Fluctuation In NeoMedia's Stock Price Could Have A Material Impact On NeoMedia's Results Of Operations

            During the three months ended March 31, 2006, June 30, 2006, and September 30, 2006, NeoMedia recognized income (expense) in the amount of $4,768,000, $11,026,000, and ($9,271,000), respectively, from adjustments recorded to reflect the change in fair value from revaluation of warrants and embedded conversion features in connection with its Series C convertible preferred shares and its convertible debenture. NeoMedia will adjust the carrying value of its derivative instruments to market at each balance sheet date. As a result, NeoMedia could experience significant fluctuations in its net income (loss) in future periods from such charges based on corresponding movement in NeoMedia's share price.

NeoMedia Is Uncertain Of The Success Of Its NeoMedia Mobile Business Unit And The Failure Of This Unit Would Negatively Affect The Price Of NeoMedia's Stock

            NeoMedia provides products and services that provide a link from physical objects, including printed material, to the mobile Internet. NeoMedia can provide no assurance that:

            o its NeoMedia Mobile business unit will ever achieve profitability;

            o its current product offerings will not be adversely affected by the focusing of its resources on the physical-world-to-Internet space; or

            o     the products NeoMedia develops will obtain market acceptance.

            In the event that the NeoMedia Mobile business unit should never achieve profitability, that NeoMedia's current product offerings should so suffer, or that NeoMedia's products fail to obtain market acceptance, NeoMedia's business, prospects, financial condition, and results of operations would be materially adversely affected.

A Large Percentage Of NeoMedia's Assets Are Intangible Assets, Which Will Have Little Or No Value If NeoMedia's Operations Are Unsuccessful

            At September 30, 2006 and December 31, 2005 and 2004, approximately 81%, 48% and 49%, respectively, of NeoMedia's total assets were intangible assets, consisting primarily of rights related to NeoMedia's patents, other intellectual property, and excess of purchase price over fair market value paid for Mobot, Sponge, Gavitec, 12Snap, BSD, and CSI International, Inc. If NeoMedia's operations are unsuccessful, these assets will have little or no value, which would materially adversely affect the value of NeoMedia's stock and the ability of NeoMedia's stockholders to recoup their investments in NeoMedia's capital stock.

      NeoMedia reviews its amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. NeoMedia may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, resulting in an impact on results of operations.

Certain Of NeoMedia's Emerging Products And Services Have Limited History And May Not Result In Success

            To date, NeoMedia has conducted limited marketing efforts directly relating to its emerging technology products, consisting primarily of the Qode suite of products, and certain products of recent acquisition of Gavitec. Many of NeoMedia's marketing efforts with respect to these emerging technologies have been largely untested in the marketplace, and may not result in materially increased sales of these emerging products and services. To penetrate the emerging markets in which it competes, NeoMedia expects that it will have to exert significant efforts to create awareness of, and demand for, its emerging products and services. To the extent funding is available, NeoMedia intends to continue to expand its sales and marketing resources as the market continues to mature. NeoMedia's failure to further develop its sales and marketing capabilities and successfully market its emerging products and services would have a material adverse effect on its business, prospects, financial condition, and results of operations.

NeoMedia's Internally Developed Systems Are Inefficient And May Put NeoMedia At A Competitive Disadvantage

            NeoMedia uses internally developed technologies for a portion of its systems integration services, as well as the technologies required to interconnect its clients' and customers' physical-world-to-Internet systems and hardware with its own. As NeoMedia develops these systems in order to integrate disparate systems and hardware on a case-by-case basis, these systems are inefficient and require a significant amount of customization. Such client and customer-specific customization is time consuming and costly and may place NeoMedia at a competitive disadvantage when compared to competitors with more efficient systems.

NeoMedia Could Fail To Attract Or Retain Key Personnel

            NeoMedia's future success will depend in large part on its ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than NeoMedia has. NeoMedia may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. NeoMedia's failure to attract and retain qualified personnel could have a material adverse effect on its business, prospects, financial condition, and results of operations.

NeoMedia Depends Upon Its Senior Management And Their Loss Or Unavailability Could Put NeoMedia At A Competitive Disadvantage

            NeoMedia's success depends largely on the skills of certain key management and technical personnel, including Charles T. Jensen, NeoMedia's President and Chief Executive Officer, Charles W. Fritz, NeoMedia's founder and Chairman of the Board of Directors, Martin N. Copus, NeoMedia's Chief Operating Officer and head of the NMM business unit, and David A. Dodge, NeoMedia's Chief Financial Officer. The loss of the services of Messrs. Jensen, Fritz, Copus, or Dodge could materially harm NeoMedia's business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. NeoMedia does not presently maintain a key-man life insurance policy on Messrs. Jensen, Fritz, Copus, or Dodge.

NeoMedia May Be Unsuccessful In Integrating Its Recently Completed and Pending Acquisitions With Its Current Business

            The success of the acquisitions of 12Snap, Gavitec, and BSD could depend on the ability of NeoMedia's executive management to integrate the business plan of each company with NeoMedia's overall business plan. Failure to properly integrate the business could have a material adverse effect on the expected revenue and operations of the acquisitions, as well as the expected return on investment for NeoMedia.

NeoMedia May Be Unable To Protect Its Intellectual Property Rights And May Be Liable For Infringing The Intellectual Property Rights Of Others

            NeoMedia's success in the physical-world-to-Internet market is dependent upon its proprietary technology, including patents and other intellectual property, and on the ability to protect proprietary technology and other intellectual property rights. In addition, NeoMedia must conduct its operations without infringing on the proprietary rights of third parties. NeoMedia also intends to rely upon unpatented trade secrets and the know-how and expertise of its employees, as well as its patents. To protect its proprietary technology and other intellectual property, NeoMedia relies primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. Although NeoMedia believes that it has taken appropriate steps to protect its unpatented proprietary rights, including requiring that its employees and third parties who are granted access to NeoMedia's proprietary technology enter into confidentiality agreements, NeoMedia can provide no assurance that these measures will be sufficient to protect its rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to NeoMedia's.

            NeoMedia licenses from third parties certain software tools that are included in NeoMedia's services and products. If any of these licenses were terminated, NeoMedia could be required to seek licenses for similar software from other third parties or develop these tools internally. NeoMedia may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. NeoMedia may in the future be required to defend its intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, NeoMedia. An adverse determination could subject NeoMedia to significant liabilities to third parties, require NeoMedia to seek licenses from, or pay royalties to, third parties, or require NeoMedia to develop appropriate alternative technology. Some or all of these licenses may not be available to NeoMedia on acceptable terms or at all, and NeoMedia may be unable to develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations.

NeoMedia Is Exposed To Product Liability Claims And An Uninsured Claim Could Have A Material Adverse Effect On NeoMedia's Business, Prospects, Financial Condition, And Results Of Operations, As Well As The Value Of NeoMedia's Stock

            Many of NeoMedia's projects are critical to the operations of its clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against NeoMedia, regardless of NeoMedia's responsibility for such failure. NeoMedia could, therefore, be subject to claims in connection with the products and services that it sells. NeoMedia currently maintains product liability insurance. There can be no assurance that:

            o NeoMedia has contractually limited its liability for such claims adequately or at all; or

            o NeoMedia would have sufficient resources to satisfy any liability resulting from any such claim.

            The successful assertion of one or more large claims against NeoMedia could have a material adverse effect on its business, prospects, financial condition, and results of operations.

NeoMedia Will Not Pay Cash Dividends And Investors May Have To Sell Their Shares In Order To Realize Their Investment

            NeoMedia has not paid any cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. NeoMedia intends to retain future earnings, if any, for reinvestment in the development and marketing of NeoMedia's products and services. As a result, investors may have to sell their shares of common stock to realize their investment.

Some Provisions Of NeoMedia's Certificate of Incorporation And bylaws May Deter Takeover Attempts, Which May Limit The Opportunity Of NeoMedia's Stockholders To Sell Their Shares At A Premium To The Then-Current Market Price

            Some of the provisions of NeoMedia's Certificate of Incorporation and bylaws could make it more difficult for a third party to acquire NeoMedia, even if doing so might be beneficial to NeoMedia's stockholders by providing them with the opportunity to sell their shares at a premium to the then-current market price. On December 10, 1999, NeoMedia's Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right to acquire Series A Preferred Stock of NeoMedia, par value $0.01 per share, on each outstanding share of NeoMedia's common stock to stockholders of record on December 10, 1999 and each share of common stock issued thereafter until a pre-defined hostile takeover date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all stockholders not engaged in a hostile takeover attempt to receive fair and equal treatment in any proposed takeover of NeoMedia and to guard against partial or two-tiered tender offers, open market accumulations, and other hostile tactics to gain control of NeoMedia. The stockholders rights plan was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. This stockholders rights plan may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in control of NeoMedia. Certain of NeoMedia's directors, officers and principal stockholders, Charles W. Fritz, William E. Fritz and The Fritz Family Limited Partnership and their holdings were exempted from the triggering provisions of NeoMedia's "poison pill" plan, as a result of the fact that, as of the plan's adoption, their holdings might have otherwise triggered the "poison pill".

            In addition, NeoMedia's Certificate of Incorporation authorizes the Board of Directors to designate and issue preferred stock, in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, redemption rights, and sinking fund provisions.

            NeoMedia is authorized to issue a total of 25,000,000 shares of Preferred Stock, par value $0.01 per share. The issuance of any preferred stock could have a material adverse effect on the rights of holders of NeoMedia's common stock, and, therefore, could reduce the value of shares of NeoMedia's common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict NeoMedia's ability to merge with, or sell NeoMedia's assets to, a third party. The ability of the Board of Directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in NeoMedia's control thereby preserving control by the current stockholders.

                      Risks Relating To NeoMedia's Industry


The Security Of The Internet Poses Risks To The Success Of NeoMedia's Entire Business

            Concerns over the security of the Internet and other electronic transactions, and the privacy of consumers and merchants, may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions, which may have a material adverse effect on NeoMedia's physical-world-to-Internet business.

NeoMedia Will Only Be Able To Execute Its Physical-World-To-Internet Business Plan If Internet Usage and Electronic Commerce Continue To Grow

            NeoMedia's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and camera devices on mobile telephones. If use of the Internet and camera devices on mobile telephones does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet and camera devices on mobile telephones does not effectively support the growth that may occur, or does not become a viable commercial marketplace, NeoMedia's physical-world-to-Internet business, and therefore NeoMedia's business, prospects, financial condition, and results of operations, could be materially adversely affected. Rapid growth in the use of, and interest in, the Internet and camera devices on mobile telephones is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use mobile telephones as a medium of information retrieval or commerce. Demand and market acceptance for recently introduced services and products over the mobile Internet are subject to a high level of uncertainty, and few services and products have generated profits. For NeoMedia to be successful, consumers and businesses must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

            In addition, the public in general may not accept the use of the Internet and camera devices on mobile telephones as a viable commercial or information marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that mobile phone Internet usage continues to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the mobile Internet may be unable to support the demands placed upon them. In addition, the mobile Internet and mobile interactivity could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of mobile Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial and informational use of the mobile Internet, and online networks technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet, the Web or other online services also could result in slower response times and adversely affect usage of the Internet, the Web and other online networks generally and NeoMedia's physical-world-to-Internet product and networks in particular.

NeoMedia May Not Be Able To Adapt As The Internet, Physical-World-To-Internet, And Customer Demands Continue To Evolve

            NeoMedia may not be able to adapt as the mobile Internet and physical-world-to-Internet markets and consumer demands continue to evolve. NeoMedia's failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on its business, prospects, financial condition, and results of operations. The mobile Internet and physical-world-to-Internet markets are characterized by:

            o     rapid technological change;

            o     changes in user and customer requirements and preferences;

            o frequent new product and service introductions embodying new technologies; and

            o the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

                  NeoMedia's success will depend, in part, on its ability to:

            o enhance and improve the responsiveness and functionality of its products and services;

            o license or develop technologies useful in its business on a timely basis;

            o enhance its existing services, and develop new services and technologies that address the increasingly sophisticated and varied needs of NeoMedia's prospective or current customers; and

            o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

NeoMedia May Not Be Able To Compete Effectively In Markets Where Its Competitors Have More Resources

            While the market for physical-world-to-Internet technology is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by NeoMedia. NeoMedia believes that competition will intensify and increase in the near future. NeoMedia's target market is rapidly evolving and is subject to continuous technological change. As a result, NeoMedia's competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations.

            Some of NeoMedia's competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than NeoMedia. NeoMedia may not successfully compete in any market in which it conducts or may conduct operations. NeoMedia may not be able to penetrate markets or market its products as effectively as NeoMedia's better-funded more-established competitors.

In The Future There Could Be Government Regulations And Legal Uncertainties Which Could Harm NeoMedia's Business

            Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to NeoMedia's business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations. Due to the increasing popularity and use of the Internet, the Web and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. The growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet, the Web or other online services, which could, in turn, decrease the demand for NeoMedia's services and increase NeoMedia's cost of doing business, or otherwise have a material adverse effect on NeoMedia's business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet, the Web and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

            Certain of NeoMedia's proprietary technology allows for the storage of demographic data from NeoMedia's users. In 2000, the European Union adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit NeoMedia's ability to collect and use information collected by NeoMedia's technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. NeoMedia could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if NeoMedia's privacy practices are investigated.

                         Risks Specific To This Offering


            As of November 24, 2006, we had 630,296,966 shares of common stock outstanding, and options and warrants to purchase up to an aggregate 390,376,761 shares of common stock. During February 2006, we sold to Cornell Capital Partners $22,000,000 of Series C Convertible Preferred Stock that is convertible into shares of our common stock at the lower of (i) 97% of the lowest closing bid prices of the common stock for the 30 trading days immediately preceding the conversion date, or (ii) $0.50 per share. During August 2006, we sold to Cornell Capital Partners a $5,000,000 Secured Convertible Debenture that is convertible into shares of our common stock at the lower of (i) 90% of the lowest closing bid prices of the common stock for the 30 trading days immediately preceding the conversion date, or (ii) $0.15 per share. Up to 335,000,000 common shares underlying the Series C Convertible Preferred Stock and an additional 76,277,650 common shares underlying the Secured Convertible Debenture are being registered hereunder. On March 30, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, whereby Cornell Capital Partners agreed to purchase up to $100 million of our common stock over a two-year period, with the timing and amount of the purchase at our discretion. No shares underlying the 2005 Standby Equity Distribution Agreement are registered with the Securities and Exchange Commission.


Existing Shareholders Will Experience Significant Dilution When Certain Investors Convert Their Preferred Stock or Convertible Debentures to Common Stock, or When the Investors Exercise Their Warrants and Receive Shares Of Common Stock Under the Investment Agreement with the Investors

            The issuance of shares of common stock pursuant to the conversion of Series C Convertible Preferred Stock or Secured Convertible Debentures pursuant to our transactions with Cornell Capital Partners and the issuance of shares of common stock in connection with the exercise of warrants will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue pursuant to the conversion of our preferred stock. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Market Price Of Our Securities May Be Volatile

            As a result of the emerging and evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarters, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. An investor should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

            o     the ability to retain existing clients and customers;

            o the ability to attract new clients and customers at a steady rate;

            o     the ability to maintain client satisfaction;

            o the ability to motivate potential clients and customers to acquire and implement new technologies;

            o     the extent to which our products gain market acceptance;

            o     the timing and size of client and customer purchases;

            o     introductions of products and services by competitors;

            o     price competition in the markets in which we compete;

            o the pricing of hardware and software that we resell or integrate into our products;

            o the level of use of the mobile Internet and online services, as well as the rate of market acceptance of physical-world-to-Internet marketing;

            o the ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

            o the ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;

            o the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

            o unanticipated technical, legal, and regulatory difficulties with respect to use of the Internet; and

            o general economic conditions and economic conditions specific to Internet technology usage and electronic commerce.


            Our common stock has traded as low as $0.01 and as high as $0.722 between January 1, 2003 and November 24, 2006. Since February 9, 2006, NeoMedia's stock has been subject to dramatic price volatility. Between February 9, 2006 and November 24, 2006, NeoMedia's stock has traded as low as $0.06 per share and as high as $0.42 per share. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts' expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.

You May Suffer Significant Additional Dilution If Outstanding Options And Warrants Are Exercised

            As of November 24, 2006, we had outstanding stock options and warrants to purchase 390,376,761 shares of common stock, some of which have exercise prices at or below the price of our common shares on the public market. To the extent such options or warrants are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

Future Sales Of Common Stock By Our Stockholders Could Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

            The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market as a result of this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. The potential aggregate dilutive effect on stockholders of financing and acquisition arrangements in place as of the date of this filing, assuming various stock prices at the time of the transactions, are as follows:


                                                                            Assumed NeoMedia Stock Price (4)
                                                             -------------------------------------------------------------
                                                                 $0.050          $0.100          $0.250          $0.500
                                                             -------------   -------------   -------------   -------------
Shares of common stock outstanding as of November 24, 2006     630,296,966     630,296,966     630,296,966     630,296,966
Plus pro forma common shares issued upon:
  Conversion of outstanding options and warrants (1)           390,376,761     390,376,761     390,376,761     390,376,761
  Conversion of convertible preferred shares (2)               484,806,722     242,403,361      96,961,344      48,480,672
  Conversion of convertible debentures (3)                     113,888,889      56,944,444      34,166,667      34,166,667
                                                             -------------   -------------   -------------   -------------
    Pro forma shares outstanding after all transactions      1,619,369,338   1,320,021,532   1,151,801,738   1,103,321,066
                                                             =============   =============   =============   =============



      (1) Outstanding options and warrants include 260 million warrants held by Cornell Capital Partners that were issued in connection with the Series C convertible preferred stock and convertible debenture financings. These warrants are not included in the pro forma share calculation for conversion of convertible preferred shares or the convertible debenture shares, or for the draw-down of $100 million SEDA balance.

      (2) Convertible preferred shares convert into common shares at 97% of the lowest closing bid price for the 30-day period prior to conversion.

      (3) Convertible debenture shares convert into common shares at 90% of the lowest closing bid price for the 30-day period prior to conversion.

      (4) This table reflects the number of shares that would be issued to satisfy current financing and acquisition transactions to which NeoMedia is a party at different prices of NeoMedia stock at the time the transaction is effected. The last sale price of NeoMedia common stock on November 24, 2006 was $0.063. Amounts are shown for pro forma informational purposes only.

            Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. All 630,296,966 shares of common stock outstanding as of November 24, 2006, are, or upon effectiveness of this registration statement will be, freely tradable without restriction, unless held by our "affiliates."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


            This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "About NeoMedia Technologies, Inc." as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

            The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our executive officers will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

            Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement" Further, when we use the words " may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of common stock by the selling securityholders. We will, however, receive proceeds from the exercise of the warrants held by the selling security holders.


            For illustrative purposes, we have set forth below our intended use of proceeds for the net proceeds to be received upon exercise of warrants being registered hereunder. The table assumes estimated offering expenses of $50,000.



                                                                         Proceeds
                                                                --------------------------
                                         Number of   Exercise       All       In-the-money
Holder                                   Warrants      Price      Warrants    Warrants (1)
------                                  ----------   --------   -----------   ------------
William E. Fritz                         2,500,000    $0.010    $    25,000    $   25,000
William E. Fritz                            40,000    $0.030          1,200         1,200
Charles W. Fritz                            10,000    $0.030            300           300
Cornell Capital Partners                50,000,000    $0.050      2,500,000     2,500,000
Charles W. Fritz                         1,500,000    $0.050         75,000        75,000
Cornell Capital Partners                60,000,000    $0.100      6,000,000            --
David Kaminer                              100,000    $0.102         10,200            --
Thornhill Capital                        4,000,000    $0.110        440,000            --
Cornell Capital Partners                50,000,000    $0.150      7,500,000            --
Cornell Capital Partners                50,000,000    $0.200     10,000,000            --
Thornhill Capital                        4,000,000    $0.227        908,000            --
Cornell Capital Partners                50,000,000    $0.250     12,500,000            --
Thornhill Capital                        2,000,000    $0.328        656,000            --
                                                                -----------    ----------
  Gross proceeds                                                $40,615,700    $2,601,500
    Less: estimated offering expenses                               (50,000)      (50,000)
                                                                -----------    ----------
      Net Proceeds                                              $40,565,700    $2,551,500
                                                                ===========    ==========



            (1) A significant portion of the potential proceeds relate to warrants that were not in-the-money based on a stock price of $0.063, which was the last sale price on November 24, 2006. As a result, for informational purposes we have shown the total proceeds from warrants that were in-the-money as of November 24, 2006.

      It is important to note that the warrants held by Cornell Capital Partners contain a provision that, if at the time of exercise, the shares underlying the warrant are not subject to an effective registration statement or if NeoMedia is in default of the warrant agreement, the holder can perform a "cashless" exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead withhold shares as consideration for the exercise price. In the event of such a "cashless" exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants.

      NeoMedia expects to use any proceeds from warrant exercises for general working capital purposes, or in the event it is required, to meet obligations arising from the purchase price guarantees relating to 12Snap and Gavitec and the silent partner agreements of 12Snap.

                                    DILUTION


            NeoMedia's net tangible book value as of September 30, 2006 was $(6,280,000) or $(0.0096) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of NeoMedia (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Our net tangible book value will be impacted by the common stock to be issued upon conversion of the Series C Convertible Preferred Stock and the Secured Convertible Debenture, as well as upon conversion of warrants for which the underlying shares are being registered hereunder. Because the Series C Convertible Preferred Stock and the Secured Convertible Debenture convert at a discount to the market price of NeoMedia stock at the time of conversion, the amount of dilution will depend on NeoMedia's share price at the time that the Series C Convertible Preferred Stock or the Secured Convertible Debenture are converted. In addition, we expect that certain warrants being registered hereunder will not be exercised if the market price of our common stock is less than the exercise price of the warrants. The following example shows the dilution to new investors at an offering price of $0.10 per share (net of 3% discount to Cornell Capital Partners).

            If we assume that Cornell Capital Partners had converted all 22,000 of its Series C Convertible Preferred shares and its Secured Convertible Debenture at an assumed offering price of $0.10 per share (net of 3% and 10% discount to Cornell Capital Partners relative to the Series C Convertible Preferred shares and its Secured Convertible Debenture, respectively), and all in-the-money warrants being registered hereunder were converted, less offering expenses of $50,000, our net tangible book value as of September 30, 2006 would have been ($725,000) or ($0.0007) per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0089 per share and an immediate dilution to new stockholders of $0.1007 per share. The following table illustrates the per share dilution:



Assumed public offering price per share                               $0.1000
Net tangible book value per share before this offering   ($0.0096)
Increase attributable to new investors                    $0.0089
                                                         --------
Net tangible book value per share after this offering                ($0.0007)
Dilution per share to new stockholders                                $0.1007
                                                                     --------



            The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:



 Assumed                       Dilution per
Offering     No. of Shares       Share to
  Price    to Be Issued (1)   New Investors
--------   ----------------   -------------
  $0.20       318,589,099        $0.1864
  $0.15       306,389,786        $0.1440
  $0.10       336,409,680        $0.1007
  $0.05       567,269,358        $0.0526


----------
(1) Represents the number of shares of common stock that would be issued at the given market price, assuming (i) the entire $22 million Series C Convertible Preferred Stock outstanding is converted at a price equal to 97% of the applicable price, (ii) the entire $5 million Convertible Debenture is converted at a price equal to 90% of the applicable price, and (iii) all in-the-money warrants being registered hereunder are converted at their respective exercise price.

                              SELLING STOCKHOLDERS

            The following table presents information regarding the selling stockholders. The table identifies the selling stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as described below.

            o Cornell Capital Partners, LP is the holder of: (i) 22,000 shares of Series C Convertible Preferred Stock that is convertible into shares of common stock, (ii) a $5,000,000 Secured Convertible Debenture, and (iii) warrants to purchase 260,000,000 shares of our common stock. Mark Angelo, the portfolio manager of Cornell Capital Partners, LP, is the natural person who exercises voting and/or dispositive powers over the shares held by Cornell Capital Partners, LP.


            o Ralph Schraven and Christian Steinborn were shareholders of Gavitec AG, and as such are currently the holders of shares issued as stock consideration in connection with our acquisition of Gavitec. Mr. Steinborn was employed by NeoMedia as of the date of this filing, and Mr. Schraven works for NeoMedia on a consulting basis.

            o Dr. Michael Birkel and Bernd Muhlfriedel were shareholders of 12Snap AG, and as such are currently the holders of shares issued as stock consideration in connection with our acquisition of 12Snap. These holders were employed by 12 Snap AG, a wholly owned subsidiary of NeoMedia, as of the date of this filing.


            o Thornhill Capital LLC provides strategic advisment and evaluation services relating to mergers, acquisitions and financing opportunities for NeoMedia. The shares of common stock being registered in the accompanying registration statement have been granted from time to time as compensation to Thornhill Capital LLC for the securing of financing on behalf of NeoMedia. Martha Refkin, the President of Thornhill Capital LLC, is the natural person who exercises voting and/or dispositive powers over the shares held by Thornhill Capital LLC.

            o Shares being registered hereunder in the name of Wayside Solutions, Inc. were issued by NeoMedia as repayment of debt owed to Wayside by BSD Software, Inc., which was acquired by NeoMedia in March 2006. Blair McInnes, the managing member Wayside Solutions, is the natural person who exercises voting and/or dispositive powers over the shares held by Wayside Solutions. During portions of 2004 and 2005, Blair McInnes was an outside sales consultant to NeoMedia. He is not currently affiliated with NeoMedia.

            o Charles W. Fritz is a founder and the Chairman of the Board of Directors of NeoMedia. The shares being registered underly warrants held by Mr. Fritz granted during 2002 and 2003.

            o William E. Fritz is a founder and a member of the Board of Directors of NeoMedia. The shares being registered underly warrants held by Mr. Fritz granted during 2003.

            o David Kaminer performs contracted public relations and investor relations services for us. The shares being registered underly warrants held by Mr. Kaminer granted during 2004 as payment of professional services rendered to NeoMedia.

            Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the entities listed below. The following table assumes that the entities listed below will sell all of the common stock offered herein set forth opposite their respective names.

            The table follows:


                                                                         Percentage of
                                                                          Outstanding
                                                                             Shares                     Percentage of
                                                      Shares              Beneficially                      Shares
                                                   Beneficially              Owned       Shares to be    Beneficially
                                                   Owned Before              Before       Sold in the    Owned after
              Selling Stockholders                 Offering (1)           Offering (1)     Offering      Offering (1)
              --------------------                 ------------          -------------   ------------   -------------
Cornell Capital Partners, LP                         31,451,819(2)            4.99%       671,277,650          *
GZ Paul Partners BV                                   5,083,002(3)(4)            *          5,083,002         --
Julicher Kapital Beteiligungsgesellschaft mbH           557,989(3)(5)            *            557,989         --
Jorg Kuchen                                           4,131,566(3)               *          4,131,566         --
Richard Rolf Reuter                                   1,245,814(3)               *          1,245,814         --
Ralph Schraven                                        1,073,030(3)               *          1,033,030          *
Franz-Josef Titz                                      1,043,245(3)               *          1,043,245         --
Christian Steinborn                                     499,170(3)               *            399,170          *
Laurens Nunnink                                         166,695(3)               *            166,695         --
Apax Europe IV - A L.P.                              10,597,166(6)(7)         1.68%        10,597,166         --
Argo II, L.P.                                        10,108,589(6)(8)         1.60%        10,108,589         --
ARGO II The Wireless Internet Fund (Europe) L.P.        360,704(6)(8)            *            360,704         --
ARGC IV, L.P.                                           105,751(6)(8)            *            105,751         --
Nokia Ventures, L.P.                                  5,885,865(6)(9)            *          5,885,865         --
Sirios Capital Partners, L.P.                           191,552(6)(10)           *            191,552         --
Sirios Capital Partners II, L.P.                      1,083,443(6)(10)           *          1,083,443         --
Sirios Overseas Fund Ltd.                             1,686,862(6)(10)           *          1,686,862         --
Sirios/QP Partners L.P.                               4,440,671(6)(10)           *          4,440,671         --
BCAP AG                                               2,115,008(6)(11)           *          2,115,008         --
CDB Web Tech International L.P.                       2,115,008(6)(12)           *          2,115,008         --
Bernd M. Michael                                      2,525,818(6)               *          2,525,818         --
Dr. Michael Birkel                                    3,020,156(6)               *          2,720,156          *
Bernd Muhlfriedel                                     2,804,883(6)               *          2,504,883          *
Cyriac Roeding                                          742,981(6)               *            742,981         --
Alexander Brand                                         362,126(6)               *            362,126         --
Andreas Muller                                          362,126(6)               *            362,126         --
Moritz Winter                                         1,459,495(6)               *          1,385,872          *
Thornhill Capital LLC                                10,800,000(13)           1.69%        10,000,000          *
Guy Fietz                                             8,554,195(14)           1.35%         1,512,093          *
Wayside Solutions                                     3,721,698(15)              *          3,721,698         --
Charles W. Fritz                                     31,150,766(16)           4.78%         1,510,000       2.22%
William E. Fritz                                     53,150,944(17)           8.35%         2,540,000       3.84%
David Kaminer                                           100,000(18)              *            100,000         --
                                                    -----------              -----        -----------       ----
  TOTAL                                             202,698,136              31.88%       753,616,533       7.43%
                                                    ===========              =====        ===========       ====


----------
*     Indicates less than 1%.


(1) Applicable percentage of ownership is based on 630,296,966 shares of common stock outstanding as of November 24, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of November 24, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 24, 2006, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of NeoMedia.

(2) Cornell Capital Partners, LP holds (i) 22,000 shares of Series C convertible preferred stock that is convertible into shares of NeoMedia common stock at the lesser of 97% of the lowest closing bid price for the 30 trading days immediately prior to conversion, or $0.50; (ii) $5,000,000 face value secured convertible debenture that is convertible into shares of NeoMedia common stock at the lesser of 90% of the lowest closing bid price for the 30 trading days immediately prior to conversion, or $0.15;
      (iii) warrants to purchase up to 50,000,000 shares of NeoMedia common stock at an exercise price of $0.05 per share; (iv) warrants to purchase up to 60,000,000 shares of NeoMedia common stock at an exercise price of $0.10 per share; (v) warrants to purchase up to 50,000,000 shares of NeoMedia common stock at an exercise price of $0.15 per share, (vi) warrants to purchase up to 50,000,000 shares of NeoMedia common stock at an exercise price of $0.20 per share, and (vii) warrants to purchase up to 50,000,000 shares of NeoMedia common stock at an exercise price of $0.25 per share. The Series C convertible preferred stock, the convertible debenture, and certain of the warrant agreements contain provisions whereby Cornell Capital Partners may not own more than 4.99% of the outstanding shares of NeoMedia, and beneficial ownership is therefore limited to 4.99% of NeoMedia's outstanding shares. Shares being registered hereunder include 335,000,000 shares underlying the Series C convertible preferred stock, 76,277,650 shares underlying the secured convertible debenture, and 260,000,000 shares underlying warrants held by Cornell Capital Partners.

(3) Shares owned before offering consist of (i) 13,660,511 shares issued in connection with the acquisition of Gavitec AG in February 2006, which are being registered hereunder, and (ii) 140,000 shares underlying currently exercisable options held by former Gavitec shareholders who are currently employees of NeoMedia, which are not being registered hereunder.

(4) Dispositive control over the shares held by GZ Paul Partners BV rests with Florus Mouthaan and Helmut A. Krueger in their respective capacities with GZ Paul.

(5) Dispositive control over the shares held by Julicher Kapital Beteiligungsgesellschaft mbH rests with Dr. Michael Gramm.

(6) Shares owned before offering consist of (i) 49,294,581 shares issued in connection with the acquisition of 12Snap AG in February 2006, which are being registered hereunder, and (ii) 673,623 shares underlying currently exercisable options held by former 12Snap shareholders who are currently employees of NeoMedia, which are not being registered hereunder.

(7) Dispositive control of the shares rests with Connie Helyar, Denise Fallaize, Jeremy Arnold, Andrew Barrett, and Stephen Tilton, in their capacities as directors of Apax Europe IV GP Co. Ltd., general partner to Apax Europe IV - A L.P.

(8) Dispositive control of the shares rests with Henry Haight in his capacity as President and CEO of Argo Global Capital, and Nancy Baron in her capacity as VP Finance of Argo Global Capital.

(9) Nokia Ventures, L.P. is a Delaware limited partnership managed by its general partner, N.V. I, L.L.C. Nokia Ventures, L.P. was formed to invest in the securities of early-stage, privately-held companies in the Internet, software, communications and related sectors. The limited partner of Nokia Ventures, L.P. is a corporation that has no decision-making authority over the management of the partnership. N.V. I, L.L.C. is a Delaware limited liability company, which is managed by John
      A. Malloy, John E. Gardner, W. Peter Buhl, Jonathan R. Ebinger and Tantti Oy, a Finnish corporation owned and controlled by Antti S. Kokkinen, under its operating agreement. The address of Nokia Ventures, L.P. is 545 Middlefield Road, Suite 210, Menlo Park, CA 94025.

(10) Dispositive control of the shares rests with John F. Brennan, Jr. in his capapcity as CFO of Sirios Capital Management.

(11) Dispositive control of the shares rests with Andreas Meyer, Bruno Reihl, and Dieter Spaelti in their capacities as members of the board of directors of BCAP AG.

(12) Dispositive control of the shares rests with Mr. Douglas Paterson in his capacity as Chairman and Miss Charlotte Westley in her capacity as Company Secretary.

(13) Shares owned before offering consist of (i) 10,000,000 shares underlying warrants to purchase shares of common stock granted between 2003 and 2006, all of which are being registered hereunder, and (ii) 800,000 shares held in teh name of Thornhill Capital that are not being registered hereunder.

(14) Shares owned before offering consist of (i) 1,512,093 shares issued to satisfy debt to Mr. Fietz, which are being registered hereunder, (ii) 4,500,000 currently exercisable options held by Mr. Fietz as an employee of BSD, a wholly owned subsidiary of NeoMedia, which are not being registered hereunder, and (ii) 2,542,102 previously registered shares issued in connection with the acquisition of BSD Software by NeoMedia in March 2006 and through NeoMedia's 2003 Stock Incentive Plan, which are not being registered hereunder.

(15) Shares owned before offering consist of 3,721,698 shares issued to satisfy debt to Wayside Solutions, which are being registered hereunder.

(16) Charles W. Fritz is NeoMedia's founder and the Chairman of the Board of Directors. Shares beneficially owned include 100 shares owned by each of Mr. Fritz's four children for an aggregate of 400 shares, 20,000,000 shares (16,000,000 of which are tradable within 60 days of November 24, 2006) of common stock issuable upon exercise of stock options held by Mr. Fritz, 1,510,000 shares issuable upon exercise of stock warrants, 8,097,397 shares of common stock owned by Mr. Charles W. Fritz directly, and 1,542,969 shares of common stock held by the CW/LA II Family Limited Partnership, a family limited partnership for the benefit of Mr. Fritz's family. Shares being registered hereunder include only the 1,510,000 shares issuable upon exercise of stock warrants.

(17) William E. Fritz, a member of the Board of Directors, and his wife, Edna Fritz, are the general partners of the Fritz Family Limited Partnership and therefore each are deemed to be the beneficial owners of the 1,511,742 shares held in the Fritz Family Partnership. As trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the 165,467 shares of NeoMedia held in these trusts. Additionally, Mr. Fritz is deemed to own: 45,433,735 shares held directly by Mr. Fritz or his spouse, 2,540,000 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse, and 3,500,000 shares (all exercisable) to be issued upon the exercise of options held by Mr. Fritz or his spouse. Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act. Shares being registered hereunder include only the 2,540,000 shares issuable upon exercise of stock warrants.

(18) Shares owned before offering consist of 100,000 shares underlying warrants issued in exchange for professional services rendered to NeoMedia, all of which are being registered hereunder.

Material Transactions With Selling Stockholders

      Cornell Capital Partners

            Securities Purchase Agreement - Series C Convertible Preferred Stock


            We entered into a Securities Purchase Agreement, dated February 17, 2006 (the "Series C Agreement") with Cornell Capital Partners LP, an accredited investor (the "Purchasers"). Pursuant to the Series C Agreement, the Purchasers agreed to purchase 8% cumulative Series C convertible preferred stock to be fully converted three (3) years from the date of issuance in the aggregate amount of $22,000,000, consisting of cash of $14,066,000, marketable securities with a purchase value of $2,000,000, commitment and structuring fees paid to the Purchaser in the amount of $2,725,000, and the extinguishment of $3,209,000 of preexisting indebtedness owed by us to the Purchasers. The marketable securities received consisted of 20,000,000 shares of common stock of Pickups Plus, Inc. ("PUPS") and various promissory notes payable by PUPS to the holder with a face value of $1,365,000. The aggregate fair value of the PUPS common shares and notes was determined to be $579,000 as of February 17, 2006. NeoMedia was previously party to a non-binding letter of intent to acquire a subsidiary of PUPS for a combination of cash and stock. NeoMedia's Micro Paint Repair business unit (currently subject to a pending sale) also acts as a distributor for certain of PUPS' products in China.

            The Series C Agreement also provided for the issuance to the Purchasers, at no additional cost to the purchasers, warrants to purchase shares of our common stock. The Series C Agreement also called for the purchasers to acquire an additional $5,000,000 of Series C convertible preferred stock on the date a registration statement filed by us was declared effective by the U.S. Securities and Exchange Commission. The requirement to fund this additional $5,000,000 was subsequently waived in connection with a secured convertible debenture entered into between us and the purchaser in August 2006.

            In connection with the Series C Agreement, we also entered into a registration rights agreement with the Purchasers that requires us to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the preferred stock and the exercise of the warrants, (ii) achieve effectiveness by December 1, 2006, and (iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require us to incur liquidating damages amounting to 1% of the outstanding amount of Series C preferred stock per month, but in no event shall consideration paid as liquidating damages exceed $1,200,000.

            On February 17, 2006, we issued the Purchasers $22,000,000 in aggregate amount of such 8% cumulative Series C convertible preferred stock. At any time from the closing date until February 17, 2009, the Purchasers have the right to convert the preferred stock, in whole or in part, into our common stock at the then effective conversion price, which varies relative to our trading stock price, as follows: $0.50 per share, or 97% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 30 trading days immediately preceding the conversion date. The conversions are limited such that the holder cannot exceed 4.99% ownership, unless the holders waive their right to such limitation. The limitation will terminate under any event of default.

            The Series C convertible preferred stock, at the option of the holder, affords the Purchasers anti-dilution protection should, at any time while the Series C preferred stock instruments are outstanding, we offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible preferred stock shares shall be reduced to the lower price. In case of any such adjustment in the effective conversion price for the convertible preferred shares, this could significantly dilute existing investors.

            Under the Series C Agreement, the Purchasers also received "A" warrants, "B" warrants and "C" warrants to purchase 20,000,000, 25,000,000, and 30,000,000 shares of our common stock, respectively, exercisable in three separate traunches at a price of $0.50, $0.40 and $0.35, respectively, per share, subject to adjustment, included under anti-dilution protection similar to that described above. As an inducement to enter into subsequent financing arrangements related to Cornell Debentures, the warrants were repriced on August 24, 2006 to $0.10, $0.15, and $0.10, respectively, subject to all the original terms and conditions of the respective warrant agreements. The warrants have a five-year contractual life. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 15 consecutive trading days. All 75,000,000 of these warrants are being registered for resale hereunder. It is important to note that the warrants held by Cornell Capital Partners contain a provision that, if at the time of exercise, the shares underlying the warrant are not subject to an effective registration statement or if NeoMedia is in default of the warrant agreement, the holder can perform a "cashless" exercise of the warrants and in lieu of making payment of the exercise price in cash, elect instead withhold shares as consideration for the exercise price. In the event of such a "cashless" exercise, NeoMedia would not receive any cash proceeds upon the exercise of such warrants.

            The fair value of net proceeds received by NeoMedia in the transaction was $17,854,000, and the balance of $4,146,000 was afforded to the Purchasers as a discount. The discount afforded to the Purchasers, including the fair value of warrants granted, is substantial and could have a negative effect on current and future stockholders due to additional dilution shareholders may experience if and when the Purchasers exercise such warrants.

            The 8% cumulative Series C convertible preferred stock contains consequences in case of an event of default. Events of default which could subject the Company to penalties and liabilities as specified in the Series C Agreement include:

            o Any case or action of bankruptcy or insolvency commenced by us or any subsidiary, against us or adjudicated by a court against us for the benefit of creditors;

            o Any default in our obligations under a mortgage or debt in excess of $100,000;

            o Any cessation in the eligibility of our stock to be quoted on a trading market;

            o Failure to timely file the registration statement covering the shares related to the conversion option, or failure to make the registration statement effective timely.

            o Any lapse in the effectiveness of the registration statement covering the shares related to the conversion option, the warrants as described and transacted in the Series C Agreement and accompanying documents;

            o     Any failure to deliver certificates within the specified time;
                  and

            o Any failure by us to pay in full the amount of cash due pursuant to a buy-in or failure to pay any amounts owed on account on account of an event of default within 10 days of the date due.

            Other provisions included in the Series C Agreement include the following:

            o The 8% cumulative Series C convertible preferred stock is convertible into common stock, at the option of the Purchaser, at any time after the effective date.

            o     Conversions can be made in increments and from time to time.

            o The 8% cumulative Series C convertible preferred stock has voting rights on an "as converted" basis, meaning the Purchaser is entitled to vote the number of shares of common stock into which the 8% cumulative Series C convertible preferred stock was convertible as of the record date for a meeting of shareholders

            o As promptly as practicable after any conversion date, the Company shall cause its transfer agent to deliver a certificate representing the converted shares, free of any legends and trading restrictions for the number of shares converted;

            o We will reserve and keep available authorized and unissued registered shares available to be issued upon conversion;

            o Purchaser will not be responsible for any transfer taxes relative to issuance of shares;

            o If we offer, sell or grant stock at an effective per share price less than the then Conversion Price, then the Conversion Price shall be reduced to equal the effective conversion, exchange or purchase price for such common stock or common stock equivalents;

            We filed the registration statement covering the shares related to the conversion option beyond the date stipulated in the investor registration rights agreement. As such, we accrued $161,000 of liquidated damages relating to the Series C convertible stock during the three months ended September 30, 2006.

            Secured Convertible Debenture

            We entered into a Securities Purchase Agreement, dated August 24, 2006, (the "Debenture Agreement") with the Purchasers. Pursuant to the Debenture Agreement, the Purchasers agreed to purchase 10% secured convertible debentures maturing two years from the date of issuance in the aggregate amount of $5,000,000. The Debenture Agreement also provided for the issuance to the Purchasers, at no additional cost to the purchasers, warrants to purchase shares of our common stock. In connection with the Debenture Agreement, we also entered into a registration rights agreement with the Purchasers that requires us to (i) file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the convertible debenture and the exercise of the warrants, (ii) achieve effectiveness within a stated period and
(iii) maintain effectiveness of the registration statement. Failure to meet these requirements will require us to incur liquidating damages amounting to 2% of the principal per month, but in no event shall consideration paid as liquidating damages exceed $1,000,000. The debentures are secured by substantially all of our assets.

            On August 24, 2006, we issued the Purchasers $5,000,000 in aggregate principal amount of such convertible debentures. At any time from the closing date until August 24, 2008, the Purchasers have the right to convert the convertible debenture into our common stock at the then effective conversion price, which varies relative to our trading stock price, as follows: $0.15 per share, or 90% of the lowest closing bid price (as reported by Bloomberg) of the common stock for the 30 trading days immediately preceding the conversion date. The conversion is limited such that the holder cannot exceed 4.99% ownership, unless the holders waive their right to such limitation. The limitation will terminate under any event of default.

            The convertible debenture, at the option of the holder, affords the Purchasers anti-dilution protection should, at any time while the convertible debenture is outstanding, we offer, sell or grant any option to purchase or offer, sell or grant any right to re-price its securities, or otherwise dispose of or issue any common stock or common stock equivalents, entitle any person to acquire shares of common stock at an effective price per share less than the then effective conversion price (excluding employee stock options), as calculated by the formula described above; then, in such instance, the conversion price for the convertible debenture shall be reduced to the lower price. In case of any such adjustment in the effective conversion price for the convertible debenture, this could significantly dilute existing investors.

            Under the Debenture Agreement, the Purchasers also received "A" warrants, "B" warrants, "C" warrants and "D" warrants to purchase an aggregate of up to 175,000,000 shares of common stock. The warrants are exercisable in four separate traunches at a price of $0.15, $0.25, $0.20 and $0.05 respectively per share, subject to adjustment, included under anti-dilution protection similar to that described above. The warrants have a five-year contractual life. NeoMedia can force exercise of the warrants if the closing bid price of NeoMedia stock is more than $0.10 greater than the exercise price of any of the warrants for 15 consecutive trading days. All 175,000,000 of these warrants are being registered for resale hereunder.

            Additionally, effective as of September 8, 2006, NeoMedia and Cornell Capital Partners entered into an agreement pursuant to which the parties agreed to terminate all further obligations of Cornell Capital Partners to fund an additional $5,000,000 in the form of Series C Convertible Preferred Stock, as contemplated by the Series C Agreement dated February 17, 2006.

            Standby Equity Distribution Agreements

            On February 11, 2003, NeoMedia and Cornell Capital Partners entered into an Equity Line of Credit Agreement under which Cornell Capital Partners agreed to purchase up to $10 million of NeoMedia's common stock over a two-year period, with the timing and amount of the purchase at the Company's discretion. The maximum amount of each purchase was $150,000 with a minimum of seven days between purchases. The shares were valued at 98% of the lowest closing bid price during the five-day period following the delivery of a notice of purchase by NeoMedia. The Company paid 5% of the gross proceeds of each purchase to Cornell Capital Partners.

      On October 27, 2003, NeoMedia and Cornell Capital Partners entered into a $20 million Standby Equity Distribution Agreement (the "2003 SEDA"). The agreement provides for a maximum "draw" of $280,000 per week, not to exceed $840,000 in any 30-day period, and Cornell Capital Partners will purchase up to $20 million of our common stock over a two-year period. The SEDA became effective during January 2004, and expired after a two-year term in January 2006. During the six months ended June 30, 2006 and 2005, we sold 751,880 and 14,257,025 shares of our common stock to Cornell Capital Partners pursuant to the 2003 SEDA. The following table summarizes funding received from Cornell Capital Partners during the six months ended June 30, 2006 and 2005, and the years ended December 31, 2005, 2004, and 2003:


                                                       Nine Months
                                                   Ended September 30,            Years Ended December 31,
                                                 ----------------------   ----------------------------------------
                                                   2006        2005           2005          2004           2003
                                                 --------   -----------   -----------   ------------   -----------
Number of shares sold to Cornell                  751,880    19,337,119    26,435,512    112,743,417    98,933,244
Gross Proceeds from sale of shares to Cornell    $234,000   $ 7,058,000   $ 9,527,000   $ 10,123,000   $ 9,565,000
Less: discounts and fees*                         (24,000)     (863,000)   (1,022,000)    (1,967,000)   (6,772,000)
  Net Proceeds from sale of shares to Cornell    $210,000   $ 6,195,000   $ 8,505,000   $  8,156,000   $ 2,793,000



                  * Pursuant to the terms of the 2003 SEDA, stock is valued at 98% of the lowest closing bid price during the week it was sold.

      On March 30, 2005, NeoMedia and Cornell entered into a Standby Equity Distribution Agreement (the "2005 SEDA") under which Cornell agreed to purchase up to $100 million of NeoMedia common stock over a two-year period, with the timing and amount of the purchase at NeoMedia's discretion. The maximum amount of each purchase would be $2,000,000 with a minimum of five business days between advances. The shares would be valued at 98% of the lowest closing bid price during the five-day period following the delivery of a notice of purchase by NeoMedia, and NeoMedia would pay 5% of the gross proceeds of each purchase to Cornell. Based on NeoMedia's current market capitalization and other outstanding securities, NeoMedia does not believe that the 2005 SEDA is currently a viable source of financing.

      As a commitment fee for Cornell to enter into the 2005 SEDA, NeoMedia issued 50 million warrants to Cornell with an exercise price of $0.20 per share for a term of three (3) years, and also paid a cash commitment fee of $1 million. During the nine months ended September 30, 2006, Cornell exercised 40 million of the warrants, generating cash proceeds of $8 million to NeoMedia. During August 2006, in connection with the Convertible Debenture, NeoMedia repriced the remaining 10 million warrants to an exercise price of $0.10 per share. These remaining 10 million warrants are being registered for resale hereunder. NeoMedia also issued 4 million warrants with an exercise price of $0.227 to a consultant as a fee in connection with the 2005 SEDA, which have not been exercised. NeoMedia recorded the $13,256,000 fair value of the warrants to "Deferred equity financing costs" at inception. This amount was written off during the three months ended September 30, 2006 because the Company believes that it can no longer consider the SEDA a viable financing source due to the utilization of the preferred stock financing and the debenture financing.

            Promissory Notes Payable to Cornell Capital Partners

            On May 27, 2003, we borrowed from Cornell Capital Partners the gross amount of $245,000 before discounts and fees. The note was repaid in full during 2003.

            On June 24, 2003, we borrowed from Cornell Capital Partners the gross amount of $400,000 before discounts and fees. The note was repaid in full during 2003.

            On July 21, 2003, we borrowed from Cornell Capital Partners the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

            On August 1, 2003, we borrowed from Cornell Capital Partners the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

            On September 2, 2003, we borrowed from Cornell Capital Partners the gross amount of $200,000 before discounts and fees. The note was repaid in full during 2003.

            On September 11, 2003, we received funding in the form of a promissory note from Cornell Capital Partners in the gross amount of $500,000 before discounts and fees. The note was repaid in full during 2003.

            On January 20, 2004, we borrowed from Cornell Capital Partners the gross amount of $4,000,000 before discounts and fees. Of the $4,000,000 funding, $2,500,000 was used to fund the acquisition of CSI International, Inc. during February 2004. Cornell Capital Partners withheld a $315,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

            We also granted to Cornell Capital Partners 40,000,000 warrants to purchase shares of our stock with an exercise price of $0.05 per share during January 2004. In April 2004, we filed a Form SB-2 to register 40 million shares underlying warrants granted to Cornell Capital Partners (and subsequently transferred by Cornell Capital Partners to Stone Street Asset Management LLC) in connection with a promissory note issued by the Company to Cornell Capital Partners. In May 2004, the Form SB-2 was declared effective by the Securities and Exchange Commission. The fair value of the warrants using the Black-Scholes pricing model was $5,000,000. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", we have compared the relative fair values of the warrants and the face value of the notes, and has allocated a value of $2.5 million to the warrants. Of the $2.5 million, $2 million was allocated to the $4 million note issued in January 2004 and $0.5 million against the $1 million note in April 2004. The $2.5 million was recorded as a discount against the carrying value of the note. The $2.5 million that was allocated to the notes is considered a discount on the promissory notes, and therefore was amortized over the life of the notes using the effective interest method, in accordance with Staff Accounting Bulletin No. 77, Topic 2.A.6, "Debt Issue Costs" of SFAS 141, "Business Combinations". Accordingly, we recorded an amortization of discount of $2,500,000 related to the warrants during the year ended December31, 2004. Stone Street Asset Management LLC exercised the warrants during November 2004, resulting in net funds to us of $2 million.

            On April 8, 2004, we borrowed from Cornell Capital Partners the gross amount of $1,000,000 before discounts and fees. Cornell Capital Partners withheld a $76,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

            On July 2, 2004, we borrowed from Cornell Capital Partners the gross amount of $1,000,000 before discounts and fees. Cornell Capital Partners withheld a $76,000 retention fee related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

            On August 6, 2004, we borrowed from Cornell Capital Partners the gross amount of $2,000,000 before discounts and fees. Cornell Capital Partners withheld a retention fee of $153,000 related to the issuance of stock to pay off the debt in the future. We paid this note in full during 2004.

            On October 18, 2004, we borrowed from Cornell Capital Partners the gross amount of $1,085,000 before discounts and fees. Cornell Capital Partners withheld a retention fee of $85,000 related to the issuance of stock to pay off the debt in the future. We paid this note in full during the first quarter of 2005. We invested the proceeds from the note in iPoint-media pursuant to the investment agreement between us and I-Point Media Ltd.

            On March 30, 2005, we borrowed from Cornell Capital Partners the principal amount of $10,000,000 before discounts and fees in the form of a secured promissory note. Cornell Capital Partners withheld structuring and escrow fees of $68,000 related to the note. The note accrued interest at 8% per annum on any unpaid principal and was secured by all of our assets other than patents and patent application. We paid this note in full during the first quarter of 2006.

      Thornhill Capital


            On September 3, 2003, we issued 10 million warrants with an exercise price of $0.01 to Thornhill as a fee for negotiating and structuring the 2003 SEDA, of which 1 million were exercised in 2004 and 9 million during 2006.


            On January 29, 2004, we entered into a consulting agreement with Thornhill Capital LLP that pays Thornhill $15,000 per month for assistance in connection with potential acquisitions transactions, and corporate strategy planning. The contract has a term of two years and automatically renews for successive one-year periods if not cancelled by either party. On July 22, 2005, the agreement was amended to pay Thornhill $19,500 per month and the term was extended until July 22, 2007.


            On March 8, 2004, we issued 4 million warrants with an exercise price of $0.11 to Thornhill as a fee for negotiating and structuring a $7 million advance funding under the 2003 SEDA, none of which have been exercised.

            On March 30, 2005, we issued 4 million warrants with an exercise price of $0.227 to Thornhill as a fee for negotiating and structuring the $100 million SEDA, none of which have been exercised.

            On February 14, 2006, we issued 2 million warrants with an exercise price of $0.328 to Thornhill as a fee for negotiating and structuring the $27 million Series C Convertible Preferred Stock sale, none of which have been exercised.

      Former Shareholders of Gavitec AG

            On February 17, 2006, NeoMedia and Gavitec signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of Gavitec in exchange for $1,800,000 cash and 13,660,511 shares of NeoMedia common stock, being registered hereunder. On February 23, 2006, NeoMedia and Gavitec completed the closing requirements and the acquisition became effective. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.389, NeoMedia is obligated to compensate Gavitec shareholders in cash for the difference between the price at the time the shares become saleable and $0.389. Assuming a stock price at the time the shares become saleable of $0.063, which was the last sale price on November 24, 2006, NeoMedia would have a cash liability of $4.5 million resulting from this clause.


      Former Shareholders of 12Snap AG


            On February 10, 2006, NeoMedia and 12Snap signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of 12Snap in exchange for $2,500,000 cash and 49,294,581 shares of NeoMedia common stock, being registered hereunder. On February 28, 2006, NeoMedia and 12Snap completed the closing requirements and the acquisition became effective. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.3956. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.3956, NeoMedia is obligated to compensate 12Snap shareholders in cash for the difference between the price at the time the shares become saleable and $0.3956. Assuming a stock price at the time the shares become saleable of $0.063, which was the last sale price on November 24, 2006, NeoMedia would have a cash liability of $16.4 million resulting from this clause.

            Prior to the acquisition of 12Snap by NeoMedia, 12Snap entered into three silent partnership arrangements with principal borrowing amounts totaling EUR 3,500,000 (approximately $4.2 million as of February 28, 2006, the date of closing of the acquisition of 12Snap by NeoMedia). Silent partnerships are a common form of investment in Germany. The purpose of a silent partnership was to financially support the company in its efforts to research, design and develop its product and services, while allowing the lenders not to become a legal owner of the company and thus not become liable for the obligation of the company. The lenders are not involved in the management of 12Snap, but significant business decisions such as changes in the articles of incorporation, mergers and acquisitions or significant contractual matters are subject to their approval.

            The partnership agreements were scheduled to terminate on December 31, 2008 and 2009. However, due to the acquisition of all shares of 12Snap by NeoMedia, an early termination has been agreed on for all silent partnership agreements. Those silent partnerships have thus terminated as of February 28, 2006. According to the termination agreements EUR 1,750,000 (approximately $2.1 million at the time of payment in March 2006) were repaid to the silent partners in March 2006. Another installment amounting to EUR 1,750,000 (approximately $2.1 million as of September 30, 2006) plus interest will be due as of December 31, 2006.

            In addition, one of the silent partners initiated arbitration proceedings during 2006 claiming the amount of EUR 353,000 (approximately $443,000 as of September 30, 2006) plus interest of 5% per annum since March 1, 2006 arising out of a change in control clause of the silent partnership agreement. The matter was subject to German arbitration proceedings, and the parties settled under the condition that 12Snap pay EUR 240,000 (approximately $320,000 as of the date hereof), of which EUR 120,000 (approximately $160,000 as of the date hereof) was due and paid by October 31, 2006 and EUR 120,000 (approximately $160,000 as of the date hereof) is due by December 31, 2006.

      Former Debtholders of BSD Software, Inc.


            On March 21, 2006, NeoMedia acquired all of the outstanding shares of BSD Software, Inc. Subsequent to the acquisition, NeoMedia retired debt owed by BSD to Guy Fietz, the former CEO of BSD and current Vice President and General Manager of the NeoMedia Telecom Services business unit, and Wayside Solutions, a shareholder in BSD. NeoMedia retired the debt through issuance of 1,512,093 shares of common stock to Guy Fietz and 3,721,698 shares to Wayside Solutions.

                              PLAN OF DISTRIBUTION

            The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

            Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


            We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The offering expenses consist of: printing and engraving expenses of $5,000, accounting fees of $20,000, legal fees of $20,000 and miscellaneous expenses of $5,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive the exercise price upon exercise of warrants for which the underlying shares are being registered hereunder. If all warrants being registered hereunder were exercised, we would receive proceeds of $40,565,700 (net of registration fees). However, the exercise price of a significant number of the warrants is higher than the current stock price. If only in-the-money warrants were exercised, we would receive proceeds of $2,551,500 (net of registration fees).


            The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                            DESCRIPTION OF SECURITIES

            The following description of our capital stock and certain provisions of our Certificate of Incorporation and By-Laws is a summary. For additional information, please refer to our Certificate of Incorporation, as amended, and By-Laws.

Common Stock


            On June 28, 2006, our shareholders voted to increase our number of shares of authorized common stock, par value $0.01 per share, from 1,000,000,000 to 5,000,000,000. As of November 24, 2006, 630,296,966 common shares were outstanding. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of our outstanding shares of common stock, subject to the rights of the holders of preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is duly authorized and validly issued, fully paid, and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no right to purchase additional shares. As a result, their percentage equity interest in us would be diluted.


            Except as otherwise permitted by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voted as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

            NeoMedia is authorized to issue 25,000,000 shares of preferred stock, par value $0.01 per share. The Company may issue preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that the Company determines to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that the Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of NeoMedia without further action by its stockholders, and may adversely affect the voting and other rights of the holders of the Company's common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of the Company's common stock, including the loss of voting control to others.

            Series A Preferred Stock. During December 1999, the Board of Directors approved a Certificate of Resolutions Designating Rights and Preferences of Preferred Stock, filed with the Secretary of State of the State of Delaware on December 20, 1999. By this approval and filing, 200,000 shares of Series A Preferred Stock were designated. Series A Preferred carries the following rights:

            o The right to receive mandatory cash dividends equal to the greater of $0.001 per share or 100 times the amount of all dividends (cash or non-cash, other than dividends of shares of common stock) paid to holders of the common stock, which dividend is payable 30 days after the conclusion of each calendar quarter and immediately following the declaration of a dividend on common stock;

            o One hundred votes per each share of Series A Preferred on each matter submitted to a vote of the Company's stockholders;

            o The right to elect two directors at any meeting at which directors are to be elected, and to fill any vacancy on the Board of Directors previously filled by a director appointed by the Series A Preferred holders;

            o The right to receive an amount, in preference to the holders of common stock, equal to the amount per share payable to holders of common stock, plus all accrued and unpaid dividends, and following payment of 1/100th of this liquidation preference to the holders of each share of common stock, an additional amount per share equal to 100 times the per share amount paid to the holders of common stock.

            o The right to exchange each share of Series A Preferred for 100 times the consideration received per share of common stock in connection with any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or converted into cash, securities or other property.

            o The right to be redeemed in accordance with the Company's stockholders rights plan.

            While accrued mandatory dividends are unpaid, we may not declare or pay dividends or distributions on, or redeem, repurchase or reacquire, shares of any class or series of junior or parity stock.


            The Series A Preferred was created in connection with the Company's stockholders rights plan. No shares of Series A Preferred were outstanding as of November 24, 2006.


            Series A Convertible Preferred Stock. On June 19, 2001, the Board of Directors approved a Certificate of Designations to create 500,000 shares of a Class of Series A Convertible Preferred Stock for NeoMedia Technologies, Inc., filed with the Secretary of State of the State of Delaware on June 20, 2001. By this approval and filing, 47,511 shares are designated as Series A Convertible Preferred Stock and remain to be issued.. The Company's Series A Convertible Preferred Stock, par value $0.01 per share, has the following rights:

                  o Series A Convertible Preferred is convertible into shares of common stock at a one-to-one ratio, subject to proportional adjustments in the event of stock splits or combinations, and dividends or distributions of shares of common stock, at the option of the holder; shares are subject to automatic conversion as determined in each agreement relating to the purchase of shares of Series A Convertible Preferred;

                  o Each share of Series A Convertible Preferred is entitled to receive a liquidation preference equal to the original purchase price of such share in the event of liquidation, dissolution, or winding up;

                  o Upon merger or consolidation, or the sale, lease or other conveyance of all or substantially all of the Company's assets, shares of Series A Convertible Preferred are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled;

                  o Shares of Series A Convertible Preferred are entitled to one vote per share, and vote together with holders of common stock.

            In June 2001, 452,489 shares of Series A Convertible Preferred were issued to About.com, Inc. pursuant to a certain Agreement for Payment in Common Stock, in lieu of cash payment to About.com for online advertising services. On January 2, 2002, such shares were converted into 452,489 shares of common stock.

            Series B Convertible Redeemable Preferred Stock. On January 16, 2002, the Board of Directors approved a Certificate of Designation, Preferences, Rights and Limitations of Series B 12% Convertible Redeemable Preferred Stock of NeoMedia Technologies, Inc., filed with the Secretary of State of the State of Delaware on February 28, 2002. By this approval and filing, 100,000 shares were designated as Series B 12% Convertible Redeemable Preferred Stock. The Company's Series B 12% Convertible Redeemable Preferred Stock, par value $0.01 per share, has the following rights:

                  o Series B Preferred shares accrue dividends at a rate of 12% per annum, or $1.20 per share, between the date of issuance and the first anniversary of issuance;

                  o Series B Preferred is redeemed to the maximum extent permitted by law (based on funds legally available for redemption) at a price per share of $15.00, plus accrued dividends (a total of $16.20 per share) on the first anniversary of issuance;

                  o Series B Preferred receive proceeds of $12.00 per share upon the Company's liquidation, dissolution or winding up;

                  o To the extent, not redeemed on the first anniversary of issuance, Series B Preferred is automatically convertible into then existing general class of common stock on the first anniversary of issuance at a price equal to $16.20 divided by the greater of $0.20 and the lowest publicly-sold share price during the 90 day period preceding the conversion date, but in no event more than 19.9% of the Company's outstanding capital stock as of the date immediately prior to conversion.

                  o Upon merger or consolidation, or the sale, lease or other conveyance of all or substantially all of the Company's assets, shares of Series B Preferred are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled; and

                  o Shares of Series B Preferred are entitled to one vote per share and vote with common stock, except where the proposed action would adversely affect the Series B Preferred or where the non-waivable provisions of applicable law mandate that the Series B Preferred vote separately, in which case Series B Preferred vote separately as a class, with one vote per share.

            No shares of the Series B Convertible Redeemable Preferred Stock have been issued or are currently outstanding.

            Series C Convertible Preferred Stock. On February 22, 2006, NeoMedia filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series C Convertible Redeemable Preferred Stock of NeoMedia Technologies, Inc. By the approval and filing, 27,000 shares were designated as Series C Convertible Preferred Stock. The Company's Series C Convertible Preferred Stock, par value $0.01 per share, has the following rights:

                  o Series C Convertible Preferred shares accrue dividends at a rate of 8% per annum;

                  o Series C Convertible Preferred receive proceeds of $1,000 per share upon the Company's liquidation, dissolution or winding up;

                  o Each share of Series C Convertible Preferred shares shall be convertible, at the option of the holder, into shares of the Company's common stock at the lesser of
                        (i) Fifty Cents ($0.50) or (ii) 97% of the lowest closing bid price of the Company's common stock for the thirty (30) trading days immediately preceding the date of conversion; and

                  o At the Option of the Holders, if there are outstanding Series C Convertible Preferred shares on February 17, 2009, each share of Series C Preferred stock shall convert into shares of common stock at the Conversion Price then in effect on February 17, 2009; and

                  o Series C Convertible Preferred shares shall have voting rights on an as converted basis.


            As of November 24, 2006, 22,000 shares of Series Convertible Preferred Stock are issued and outstanding. We have no present agreements relating to or requiring the designation or issuance of additional shares of preferred stock.

Warrants And Options


            As of November 24, 2006, we had outstanding options and warrants to purchase 116,051,761 and 274,325,000 shares of NeoMedia's common stock, respectively, with exercise prices ranging from $0.01 to $6.00. The number of shares issuable upon exercise and the exercise prices of the warrants are subject to adjustment in the event of certain events such as stock dividends, splits and combinations, capital reorganization and with respect to certain warrants, issuance of shares of common stock at prices below the then exercise price of the warrants.

            On March 30, 2005, NeoMedia issued 50 million warrants to Cornell Capital Partners with an exercise price of $0.20 per share, and a term of three years, as a commitment fee for Cornell Capital Partners to enter into a $100 million Standby Equity Distribution Agreement with NeoMedia, of which 40 million were exercised. On February 17, 2006, in connection with the Series C Convertible Preferred Stock transaction, NeoMedia issued to Cornell Capital Partners 20 million warrants with an exercise price of $0.50 per share, 25 million warrants with an exercise price of $0.40 per share, and 30 million warrants with an exercise price of $0.35 per share. On August 24, 2006, NeoMedia entered into a $5 million Secured Convertible Debenture arrangement with Cornell Capital Partners, pursuant to which NeoMedia repriced all outstanding warrants held by, and issued new warrants to, Cornell Capital Partners, as follows:



                        Shares     Original      New
                      Underlying   Exercise   Exercise
Original Issue Date     Warrant      Price      Price
-------------------   ----------   --------   --------
March 30, 2005        10,000,000     $0.20     $0.10
February 17, 2006     20,000,000     $0.50     $0.10
February 17, 2006     25,000,000     $0.40     $0.15
February 17, 2006     30,000,000     $0.35     $0.10
August 24, 2006       25,000,000     $0.15      n/a
August 24, 2006       50,000,000     $0.25      n/a
August 24, 2006       50,000,000     $0.20      n/a
August 24, 2006       50,000,000     $0.05      n/a


            In addition to repricing the warrants held by Cornell prior to the $5 million Secured Convertible Debenture arrangement, NeoMedia also issued to Cornell Capital Partners new warrants as follows: 25 million warrants with an exercise price of $0.15 per share, 50 million warrants with an exercise price of $0.25 per share, 50 million warrants with an exercise price of $0.20 per share, and 50 million warrants with an exercise price of $0.05 per share.


            On September 24, 2003, NeoMedia's shareholders approved the 2003 Stock Option Plan. Under this plan, NeoMedia is authorized to grant to employees, directors, and consultants up to 150,000,000 options to purchase shares of common stock. As of September 30, 2006, NeoMedia had issued approximately 153,000,000 options under the 2003 Stock Option Plan, of which approximately 26,000,000 had been exercised, and 10,000,000 had been forfeited and placed back into the pool of options available for grant.


            On December 16, 2005, NeoMedia's shareholders approved the 2005 Stock Option Plan. Under this plan, NeoMedia is authorized to grant to employees, directors, and consultants up to 60,000,000 options to purchase shares of common stock. As of June 30, 2006, NeoMedia not had issued any options under the 2005 Stock Option Plan.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation

            On December 10, 1999, the Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right on each outstanding share of the Company's common stock to stockholders of record on December 10, 1999 and each share of common stock issued prior to the rights plan trigger date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all stockholders to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other hostile takeover tactics to gain control of NeoMedia. The stockholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. Certain of the Company's directors, officers and principal stockholders, Charles W. Fritz, William E. Fritz and The Fritz Family Limited Partnership and their holdings were exempted from the triggering provisions of the Company's "poison pill" plan, as a result of the fact that, as of the plans adoption, their holdings might have otherwise triggered the "poison pill".

                                  LEGAL MATTERS

            The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for NeoMedia by Kirkpatrick & Lockhart Nicholson Graham LLP.

                                     EXPERTS

            The consolidated financial statements of NeoMedia Technologies, Inc. and its subsidiaries for the years ended December 31, 2005 and 2004, appearing in Form 10-KSB filing dated March 30, 2006, have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about NeoMedia's ability to continue as a going concern as described in Note 1 to the financial statements), to the extent and for the period indicated and included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

            The financial statements of Mobot, Inc. for the years ended December 31, 2005 and 2004, appearing in Amendment No. 1 to Form 8-K filing dated May 3, 2006, have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Mobot's ability to continue as a going concern as described in Note 1 to the financial statements), to the extent and for the period indicated and included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

            The financial statements of 12Snap AG as of December 31, 2005 and 2004 and for the years then ended appearing in Amendment No.1 to Form 8-K filing dated May 8, 2006, have been audited by Ernst & Young AG, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about 12Snap AG's ability to continue as a going concern described in Note 2 to the financial statements), included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

            The financial statements of Gavitec AG as of December 31, 2005 and 2004 and for the years then ended appearing in Amendment No. 1 to Form 8-K filing dated May 9, 2006, have been audited by Ernst & Young AG, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Gavitec AG's ability to continue as a going concern as described in Note 1 to the financial statements), included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


            The audited consolidated financial statements of Sponge Limited for the years ended September 30, 2005 and 2004 have been audited by Brebners, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


            The consolidated financial statements of BSD Software, Inc. and its subsidiaries for the year ended July 31, 2005, appearing in Amendment No. 1 to Form 8-K filing dated June 2, 2006, have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about BSD Software Inc's ability to continue as a going concern as described in Note 1 to the financial statements), to the extent and for the period indicated and included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

            The audited consolidated financial statements of BSD Software, Inc. and its subsidiaries for the year ended July 31, 2004 have been audited by KPMG LLP, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes explanatory paragraphs with respect to (a) the consolidated financial statements having been restated as described in note 11, and (b) the uncertainty regarding BSD's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                MATERIAL CHANGES


            Separation of Mobot, Inc.

            On February 17, 2006, we acquired all of the outstanding shares of Mobot in exchange for $3,500,000 cash and 16,931,493 shares of NeoMedia common stock, plus forgiveness of notes payable totaling $1,500,000 due from Mobot. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock that were issued as stock consideration was calculated using a share price of $0.3839, which was the volume-weighted average closing price of NeoMedia common stock for the ten days up to and including February 8, 2006. The merger agreement with Mobot also contained a provision that, in the event that our stock price at the time the consideration shares become saleable is less than $0.3839, we would be obligated to compensate Mobot shareholders in cash for the difference between the price at the time the shares become saleable and $0.3839. Assuming a stock price at the time the shares become saleable of $0.063, which was the last sale price on November 24, 2006, we would have had a cash liability of $5.4 million resulting from this clause.

            On December 6, 2006, NeoMedia and FMS Group, Inc. ("FMS"), a group consisting of former shareholders of Mobot, completed a transaction pursuant to which we divested of a material portion of our ownership interest in Mobot. The material terms of the transaction are as follows:

            o we transferred 100% of our ownership interest in Mobot to FMS, and in return received 18% ownership in FMS, which will operate the Mobot business;

            o All obligations under the original merger agreement, including the Purchase Price Guarantee Obligation, were terminated;

            o we contributed $67,000 cash to FMS at closing, and entered into a promissory note for an additional $200,000 payable to FMS at the earlier of the sale of our Micro Paint Repair business unit or December 31, 2006;

            o we received 16,931 preference shares in FMS that can be redeemed to reacquire the 16,931,493 original consideration shares originally issued to acquire Mobot. Each preference share can be redeemed for 1,000 shares of the NeoMedia common stock at our discretion within 15 months of the closing of this transaction. After 15 months, the preference shares can be redeemed upon a liquidation event of FMS, for either 1,000 shares of NeoMedia common stock each, or for the current cash equivalent of the shares, at FMS' discretion;

            o we entered into a license agreement with Mobot, pursuant to which we received a license to use the Mobot image recognition service for barcode-related applications. The license is exclusive in the Americas, Europe and Australia, restricted in Japan, Korea, and Singapore, and non-exclusive in other areas of the world. The exclusivity is subject to our meeting certain minimum transaction volume requirements or making minimum cash payments; and

            o we entered into a mutual release with each of the former Mobot shareholders in which the parties released each other from the terms of the original Mobot merger agreement, and the former Mobot shareholders consented to the release of the pending legal action against us.

            Separation of Sponge Ltd.

            On February 20, 2006, we acquired all of the outstanding shares of Sponge in exchange for (i) approximately $6 million cash, (ii) 33,097,135 shares of NeoMedia common stock with a fair market value at the time of acquisition of approximately $13.1 million, and (iii) approximately $4.4 million contingent consideration in the form of NeoMedia common stock if, during the two-year period beginning at closing, the Sponge business earned in excess of approximately $2.3 million in net profits. Pursuant to the terms of the original merger agreement, the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.384, which was the volume-weighted average closing price of NeoMedia common stock for the ten days up to and including February 8, 2006. The merger agreement stipulated that, in the event that our stock price at the time the consideration shares became saleable was less than $0.384, we would have been obligated to compensate Sponge shareholders in cash for the difference between the price at the time the shares became saleable and $0.384.

            On November 14, 2006, NeoMedia and Sponge signed a definitive share purchase and settlement agreement, pursuant to which we divested of a material portion of our ownership interest in Sponge. The material terms of the share purchase and settlement agreement are as follows: (i) we returned 92.5% of our ownership interest in Sponge, retaining 7.5% ownership of Sponge, (ii) we relinquished our Board of Directors positions at Sponge, (iii) the 33,097,135 shares of NeoMedia common stock that were issued as consideration to acquire Sponge were returned to us and retired; (iv) all obligations under the original merger agreement, including the purchase price guarantee obligation, were terminated, and (v) Sponge returned $100,000 cash (net of attorney fees) to NeoMedia at closing and $150,000 cash to NeoMedia on March 7, 2007.

            Series C Convertible Preferred Stock

            On February 17, 2006, we sold to Cornell Capital Partners 8% cumulative Series C convertible perefrered stock with a face value of $22,000,000. At any time until February 17, 2009, the holders have the right to convert the preferred stock, in whole or in part, into NeoMedia common stock of at the then effective conversion price, which varies relative to the trading stock price, as follows: $0.50 per share, or 97% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. Except in the event of a default, the conversions are limited such that the holder cannot exceed 4.99% ownership, unless the holders waive their right to such limitation.

            In connection with the Series C convertible perefrered stock, we issued to Cornell Capital Partners warrants to purchase shares of our common stock as follows: 20,000,000 warrants with an exercise price of $0.50 per share, 25,000,000 warrants with an exercise price of $0.40 per share, and 30,000,000 warrants with an exercise price of $0.35 per share. The exercise prices of these warrants were subsequently repriced to $0.10, $0.15, and $0.10, respectively, in connection with a convertible debenture financing in August 2006.

            The fair value of net proceeds received by NeoMedia in the transaction was $17,854,000, and the balance of $4,146,000 was afforded to the Purchasers as a discount. The discount afforded the Purchasers, including the fair value of warrants granted, is substantial and could have a negative effect on current and future stockholders due to additional dilution shareholders may experience if and when the Purchasers exercise such warrants.

            Convertible Debenture

            On August 24, 2006, we sold to Cornell Capital Partners LP 10% secured convertible debentures maturing two years from the date of issuance with a face value of $5,000,000. At any time until August 24, 2008, the holders have the right to convert the secured convertible debenture, in whole or in part, into NeoMedia common stock of at the then effective conversion price, which varies relative to the trading stock price, as follows: $0.15 per share, or 90% of the lowest closing bid price of the common stock for the 30 trading days immediately preceding the conversion date. Except in the event of a default, the conversions are limited such that the holder cannot exceed 4.99% ownership, unless the holders waive their right to such limitation. The debentures are secured by substantially all of the Company's assets.

            In connection with the secured convertible debentures, we issued to Cornell warrants to purchase shares of our common stock as follows: 50,000,000 warrants with an exercise price of $0.05 per share, 25,000,000 warrants with an exercise price of $0.15 per share, 50,000,000 warrants with an exercise price of $0.20 per share, and 50,000,000 warrants with an exercise price of $0.25 per share. In addition, NeoMedia repriced warrants perviously isseud to Cornell as follows: 10,000,000 warrants were repriced from $0.20 to $0.10, 20,000,000 warrants were repriced from $0.50 to $0.10, 25,000,000 warrants were repriced from $0.40 to $0.15, and 30,000,000 warrants were repriced from $0.30 to $0.10.


            Lawsuit

            On June 8, 2006, Mark Freitas ("Plaintiff"), a former Mobot shareholder, filed a complaint in Massachusetts state court against NeoMedia alleging that NeoMedia breached the merger agreement between NeoMedia and Mobot by failing to file a registration statement with the SEC that included his shares by May 9, 2006. Plaintiff's complaint requested that the Court issue a preliminary injunction prohibiting NeoMedia from (1) causing its charter to be amended so as to increase the number of shares of authorized common stock in excess of one billion shares; (2) entering into any contract, agreement, or other undertaking in which NeoMedia shares are used as payment; (3) issuing a warrant or option to acquire NeoMedia common stock with an exercise price of less than $0.3839; and (4) filing a registration statement with the SEC that does not include the Mobot shareholder's shares. Plaintiff also seeks costs and attorney's fees.

            A hearing on the request for preliminary injunctive relief was held on June 21, 2006. During the hearing, Plaintiff changed his request for relief by asking that the Court enjoin NeoMedia from amending the Registration Statement it filed on June 21, 2006 to add any additional shares or from filing any further registration statements until the one filed on June 21, 2006 becomes effective. On June 26, 2006, the Court issued a Memorandum of Decision and Order on Plaintiff's Request for Preliminary Injunction and denied Plaintiff's request for a preliminary injunction.

            On December 6, 2006, NeoMedia and FMS completed a transaction whereby NeoMedia transferred the majority of its ownership in Mobot to FMS, which is a group consisting of former Mobot shareholders. In connection with the transaction, the former Mobot shareholders entered into releases with NeoMedia in which the parties released each other from the terms of the original Mobot merger agreement, and the former Mobot shareholders consented to the release of this legal action against NeoMedia.

            Termination of Non-binding Letter of Intent to Acquire Hip Cricket, Inc.

            On August 24, 2006, NeoMedia terminated a non-binding letter of intent (the "LOI") to acquire HipCricket, Inc. ("HipCricket") of Essex, CT (www.hipcricket.com), due to an inability of the parties to come to terms on a definitive purchase price. On February 16, 2006, NeoMedia and Hip Cricket signed the LOI, under which NeoMedia intended to acquire all of the outstanding shares of Hip Cricket in exchange for $500,000 cash and $4,000,000 of NeoMedia common stock. The LOI was subject to due diligence and signing of a mutually agreeable definitive purchase agreement by both parties.

            In addition to signing the LOI, NeoMedia loaned HipCricket the principal amount of $500,000 in the form of a) a promissory note, dated February 16, 2006, in the amount of $250,000 and (b) that certain promissory note, dated March 20, 2006, in the amount of $250,000 (collectively, the "Notes"). The Notes accrue interest at a rate of 8% per annum. The notes were to be applied toward the cash portion of the purchase price upon signing of a definitive purchase agreement for the acquisition of all of the outstanding shares of HipCricket by NeoMedia, as contemplated in the LOI. Due to the termination of the LOI, and pursuant to the terms of the Notes, the face amount of the Notes, plus any and all interest accrued thereon, will become payable and due within ninety (90) days from the date the Parties terminated negotiations on the definitive purchase agreement. In the event the Notes are not repaid within 90 days of the termination, NeoMedia has the right to convert the notes into shares of HipCricket common stock assuming a valuation of $4.5 million for HipCricket.


            Letter of Intent to Sell Micro Paint Repair Business Unit


            On August 30, 2006, NeoMedia signed a non-binding letter of intent to sell its Micro Paint Repair business unit to Jose Sada, a technology partner of NeoMedia Micro Paint Repair, backed by Global Emerging Markets Group ("GEM") of New York City. The letter of intent calls for execution of a definitive purchase agreement by October 27, 2006, with closing on or before November 24, 2006. The transaction has not been completed as of the date hereof. GEM is a $1.8B private investment group specializing in control, minority, and public market investing. Its activities are both domestic and international, spanning a diverse array of industries and transactional structures. GEM has offices in New York, London and Paris.

            12Snap Arbitration Settlement

            During 2006, one of the silent partners of 12Snap initiated arbitration proceedings claiming the amount of EUR 353,000 (approximately $443,000 as of September 30, 2006) plus interest of 5% per annum since March 1, 2006 arising out of a change in control clause of the silent partnership agreement. The matter was subject to German arbitration proceedings, and the parties settled under the condition that 12Snap pay EUR 240,000 (approximately $320,000 as of the date hereof), of which EUR 120,000 (approximately $160,000 as of the date hereof) was due and paid by October 31, 2006 and EUR 120,000 (approximately $160,000 as of the date hereof) is due by December 31, 2006.

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and current reports, proxy statements, and other documents with the United States Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov where certain information regarding issuers, including NeoMedia, may be found. Our website is www.neom.com.

            We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to NeoMedia and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

            As allowed by SEC rules, this registration statement does not contain all the information you can find in the registration statement on Form S-3 filed by NeoMedia and the exhibits to the registration statement. The SEC allows NeoMedia to "incorporate by reference" information into this registration statement, which means that NeoMedia can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement. This registration statement incorporates by reference the documents set forth below that NeoMedia has previously filed with the SEC. These documents contain important information about the companies and their financial condition.

            This registration statement incorporates important business and financial information about NeoMedia from documents that are not included in or delivered with this registration statement. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this registration statement by requesting them in writing, by telephone or by e-mail from the Company at the following address:

NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Ft. Myers, FL 33901
Attention: CFO
Telephone: (239) 337-3434
Telecopier: (239) 337-3668

                     INFORMATION WE INCORPORATE BY REFERENCE

            Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is "incorporated by reference" to documents that have been filed by us with the Securities and Exchange Commission pursuant to the Exchange Act of 1934. The information that is incorporated by reference consists of:

            o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;


            o Quarterly Report on Form 10-Q for the three months ended March 31, 2006;


            o Quarterly Report on Form 10-Q for the three and six months ended June 30, 2006;


            o Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2006


            o     Current Reports on Form 8-K as filed on:


                  o     February 10, 2006      o     May 3, 2006 (amended 8-K)
                  o     February 10, 2006      o     May 8, 2006 (amended 8-K)
                  o     February 14, 2006      o     May 9, 2006 (amended 8-K)
                  o     February 17, 2006      o     May 9, 2006 (amended 8-K)
                  o     February 21, 2006      o     June 2, 2006 (amended 8-K)
                  o     February 21, 2006      o     June 21, 2006 (amended 8-K)
                  o     February 21, 2006      o     July 27, 2006
                  o     February 22, 2006      o     August 30, 2006
                  o     February 24, 2006      o     August 30, 2006
                  o     March 2, 2006          o     August 31, 2006
                  o     March 22, 2006         o     November 20, 2006
                  o     March 23, 2006         o     December 7, 2006
                  o     April 3, 2006


            o     Proxy statement on Form 14A as filed on May 2, 2006

            o The description of our common stock contained in our Form 8-A filed with SEC on November 18, 1996 (File No. 000-21743).

            All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement and subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed incorporated by reference in this prospectus and made a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference herein or in any prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

            We will provide without charge to each person who is delivered a prospectus, on written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to Investor Relations, NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Ft. Myers, FL, 33901,
Telephone: (239) 337-3434.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Printing and Engraving Expenses   $ 5,000
Accounting Fees and Expenses       20,000
Legal Fees and Expenses            20,000
Miscellaneous                       5,000
                                  -------
TOTAL                             $50,000
                                  =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            As permitted by the Delaware General Corporation Law (the "DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and our stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

            The Certificate of Incorporation and the bylaws of NeoMedia provide that it is required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to directors, officers or controlling persons of NeoMedia pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

            (a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.   Description                                                       Location
-----------   ---------------------------------------------------------------   ----------------------------------------------------
3.1           Articles of Incorporation of Dev-Tech Associates, Inc. and        Incorporated by reference to Exhibit 3.1 to
              amendment thereto                                                 Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.2           Bylaws of DevSys, Inc.                                            Incorporated by reference to Exhibit 3.2 to
                                                                                Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.3           Restated Certificate of Incorporation of DevSys, Inc.             Incorporated by reference to Exhibit 3.3 to
                                                                                Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.4           By-laws of DevSys, Inc.                                           Incorporated by reference to Exhibit 3.4 to
                                                                                Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.5           Articles of Merger and Agreement and Plan of Merger of DevSys,    Incorporated by reference to Exhibit 3.5 to
              Inc and Dev-Tech Associates, Inc.                                 Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.6           Certificate of Merger of Dev-Tech Associates, Inc. into DevSys,   Incorporated by reference to Exhibit 3.6 to
              Inc.                                                              Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.7           Articles of Incorporation of Dev-Tech Migration, Inc. and         Incorporated by reference to Exhibit 3.7 to
              amendment thereto                                                 Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.8           By-laws of Dev-Tech Migration, Inc.                               Incorporated by reference to Exhibit 3.8 to
                                                                                Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.9           Restated Certificate of Incorporation of DevSys Migration, Inc.   Incorporated by reference to Exhibit 3.9 to
                                                                                Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.10          Form of By-laws of DevSys Migration, Inc.                         Incorporated by reference to Exhibit 3.10 to
                                                                                Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.11          Form of Agreement and Plan of Merger of Dev-Tech Migration,       Incorporated by reference to Exhibit 3.11 to
              Inc. into DevSys Migration, Inc.                                  Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.12          Form of Certificate of Merger of Dev-Tech Migration, Inc. into    Incorporated by reference to Exhibit 3.12 to
              DevSys Migration, Inc.                                            Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

Exhibit No.   Description                                                       Location
-----------   ---------------------------------------------------------------   ----------------------------------------------------
3.13          Certificate of Amendment to Certificate of Incorporation of       Incorporated by reference to Exhibit 3.13 to
              DevSys, Inc. changing its name to NeoMedia Technologies, Inc.     Registrant's Registration Statement No. 333-5534 as
                                                                                filed with the SEC on November 25, 1996

3.14          Form of Certificate of Amendment to Certificate of                Incorporated by reference to Exhibit 3.14 to
              Incorporation of NeoMedia Technologies, Inc. authorizing a        Registrant's Registration Statement No. 333-5534 as
              reverse stock split                                               filed with the SEC on November 25, 1996

3.15          Form of Certificate of Amendment to Restated Certificate of       Incorporated by reference to Exhibit 3.5 to
              Incorporation of NeoMedia Technologies, Inc. increasing           Registrant's Annual Report as filed with the SEC on
              authorized capital and creating preferred stock                   November 2, 2001

5.1           Opinion re: legality                                              Provided herewith

10.1          Consulting Agreement between NeoMedia and Thornhill Capital,      Incorporated by reference to Exhibit 10.1 to the
              dated December 5, 2001                                            Registrant's Form S-3/A as filed on January 30, 2006

10.2          First Agreement and Amendment to Consulting Agreement between     Incorporated by reference to Exhibit 10.2 to the
              NeoMedia and Thornhill Capital, dated January 29, 2004            Registrant's Form S-3/A as filed on January 30, 2006

10.3          Second Agreement and Amendment to Consulting Agreement between    Incorporated by reference to Exhibit 10.3 to the
              NeoMedia and Thornhill Capital, dated July 22, 2005               Registrant's Form S-3/A as filed on January 30, 2006

10.4          Standby Equity Distribution Agreement, dated October 27, 2003,    Incorporated by reference to Exhibit 10.91 to the
              between NeoMedia and Cornell Capital Partners                     Registrant's Form SB-2/A as filed on December 19,
                                                                                2003

10.5          Form of Registration Rights Agreement, dated October 27, 2003,    Incorporated by reference to Exhibit 10.93 to the
              between NeoMedia and Cornell Capital Partners                     Registrant's Form SB-2/A as filed on December 19,
                                                                                2003

10.6          Form of Escrow Agreement, dated October 27, 2003, between         Incorporated by reference to Exhibit 10.94 to the
              NeoMedia and Cornell Capital Partners                             Registrant's Form SB-2/A as filed on December 19,
                                                                                2003

10.7          $4 million Promissory note payable to Cornell Capital Partners,   Incorporated by reference to Exhibit 10.49 to the
              dated January 15, 2004                                            Registrant's Form 10-KSB as filed on March 9, 2004

10.8          Standby Equity Distribution Agreement, dated March 30, 2005,      Incorporated by reference to Exhibit 16.1 to the
              between NeoMedia and Cornell Capital Partners                     Registrant's Form 8-K as filed on April 1, 2005

10.9          Placement Agent Agreement, dated March 30, 2005, between          Incorporated by reference to Exhibit 16.2 to the
              NeoMedia and Cornell Capital Partners                             Registrant's Form 8-K as filed on April 1, 2005

10.10         Escrow Agreement, dated March 30, 2005, between NeoMedia and      Incorporated by reference to Exhibit 16.3 to the
              Cornell Capital Partners                                          Registrant's Form 8-K as filed on April 1, 2005

10.11         Registration Rights Agreement, dated March 30, 2005, between      Incorporated by reference to Exhibit 16.4 to the
              NeoMedia and Cornell Capital Partners                             Registrant's Form 8-K as filed on April 1, 2005

Exhibit No.   Description                                                       Location
-----------   ---------------------------------------------------------------   ----------------------------------------------------
10.12         Promissory Note, dated March 30, 2005, between NeoMedia and       Incorporated by reference to Exhibit 16.5 to the
              Cornell Capital Partners                                          Registrant's Form 8-K as filed on April 1, 2005

10.13         Security Agreement, dated March 30, 2005, between NeoMedia and    Incorporated by reference to Exhibit 16.6 to the
              Cornell                                                           Registrant's Form 8-K as filed on April 1, 2005

10.14         Warrant dated March 30, 2005, granted by NeoMedia to Thornhill    Incorporated by reference to Exhibit 10.12 to the
              Capital LLC                                                       Registrant's Amendment No. 1 to Form S-3 as filed on
                                                                                July 18, 2005

10.15         Warrant dated March 30, 2005, granted by NeoMedia to Cornell      Incorporated by reference to Exhibit 10.13 to the
              Capital Partners LP                                               Registrant's Amendment No. 1 to Form S-3 as filed on
                                                                                July 18, 2005

10.16         Promissory Note, dated March 13, 2003, between NeoMedia and       Incorporated by reference to Exhibit 10.16 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.17         Promissory Note, dated May 27, 2003, between NeoMedia and         Incorporated by reference to Exhibit 10.17 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.18         Promissory Note, dated June 24, 2003, between NeoMedia and        Incorporated by reference to Exhibit 10.18 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.19         Promissory Note, dated July 21, 2003, between NeoMedia and        Incorporated by reference to Exhibit 10.19 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.20         Promissory Note, dated August 1, 2003, between NeoMedia and       Incorporated by reference to Exhibit 10.20 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.21         Promissory Note, dated September 2, 2003, between NeoMedia and    Incorporated by reference to Exhibit 10.21 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.22         Promissory Note, dated September 11, 2003, between NeoMedia and   Incorporated by reference to Exhibit 10.22 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.23         Promissory Note, dated April 8, 2004, between NeoMedia and        Incorporated by reference to Exhibit 10.23 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.24         Promissory Note, dated July 2, 2004, between NeoMedia and         Incorporated by reference to Exhibit 10.24 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.25         Promissory Note, dated August 6, 2004, between NeoMedia and       Incorporated by reference to Exhibit 10 25 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

Exhibit No.   Description                                                       Location
-----------   ---------------------------------------------------------------   ----------------------------------------------------
10.26         Definitive Merger Agreement between NeoMedia and Mobot            Incorporated by reference to Exhibit 16.1 to the
                                                                                Registrant's Form 8-K as filed on February 10, 2006

10.27         Definitive Sale and Purchase Agreement between NeoMedia and       Incorporated by reference to Exhibit 16.1 to the
              12Snap                                                            Registrant's Form 8-K as filed on February 14, 2006

10.28         Definitive Sale and Purchase Agreement between NeoMedia and       Incorporated by reference to Exhibit 16.1 to the
              Gavitec                                                           Registrant's Form 8-K as filed on February 21, 2006

10.29         Definitive Sale and Purchase Agreement between NeoMedia and       Incorporated by reference to Exhibit 16.1 to the
              Sponge                                                            Registrant's Form 8-K as filed on February 22, 2006

10.30         Promissory Note, dated October 18, 2004, between NeoMedia and     Incorporated by reference to Exhibit 10.26 to the
              Cornell Capital Partners                                          Registrant's Form S-3/A as filed on January 30, 2006

10.31         Investment Agreement, dated February 17, 2006 by and between      Incorporated by reference to Exhibit 10.1 to the
              NeoMedia and Cornell Capital Partners                             Registrant's Form 8-K as filed on February 21, 2006

10.32         Investor Registration Rights Agreement, dated February 17, 2006   Incorporated by reference to Exhibit 10.2 to the
              by and between NeoMedia and Cornell Capital Partners              Registrant's Form 8-K as filed on February 21, 2006

10.33         Irrevocable Transfer Agent Instruction, dated February 17,        Incorporated by reference to Exhibit 10.3 to the
              2006, by and among NeoMedia, Cornell Capital Partners and         Registrant's Form 8-K as filed on February 21, 2006
              American Stock Transfer & Trust Co.

10.34         Warrant, dated February 17, 2006                                  Incorporated by reference to Exhibit 10.4 to the
                                                                                Registrant's Form 8-K as filed on February 21, 2006

10.35         Warrant, dated February 17, 2006                                  Incorporated by reference to Exhibit 10.5 to the
                                                                                Registrant's Form 8-K as filed on February 21, 2006

10.36         Warrant, dated February 17, 2006                                  Incorporated by reference to Exhibit 10.6 to the
                                                                                Registrant's Form 8-K as filed on February 21, 2006

10.37         Assignment Agreement, dated February 17, 2006 by NeoMedia and     Incorporated by reference to Exhibit 10.7 to the
              Cornell Capital Partners                                          Registrant's Form 8-K as filed on February 21, 2006

10.38         Assignment of Common Stock, dated February 17, 2006 by and        Incorporated by reference to Exhibit 10.8 to the
              between NeoMedia and Cornell Capital Partners                     Registrant's Form 8-K as filed on February 21, 2006

Exhibit No.   Description                                                       Location
-----------   ---------------------------------------------------------------   ----------------------------------------------------
10.39         Securities Purchase Agreement, dated August 24, 2006, by and      Incorporated by reference to Exhibit 10.1 to the
              between the Company and Cornell Capital Partners, LP              Registrant's Form 8-K as filed on August 30, 2006

10.40         Investor Registration Rights Agreement, dated August 24, 2006,    Incorporated by reference to Exhibit 10.2 to the
              by and between the Company and Cornell Capital Partners, LP       Registrant's Form 8-K as filed on August 30, 2006

10.41         Pledge and Security Agreement, dated August 24, 2006, by and      Incorporated by reference to Exhibit 10.3 to the
              between the Company and Cornell Capital Partners, LP              Registrant's Form 8-K as filed on August 30, 2006

10.42         Secured Convertible Debenture, dated August 24, 2006, issued by   Incorporated by reference to Exhibit 10.4 to the
              the Company to Cornell Capital Partners, LP                       Registrant's Form 8-K as filed on August 30, 2006

10.43         Irrevocable Transfer Agent Instructions, dated August 24, 2006,   Incorporated by reference to Exhibit 10.5 to the
              by and among the Company, Cornell Capital Partners, LP and        Registrant's Form 8-K as filed on August 30, 2006
              American Stock Transfer & Trust Co.

10.44         A Warrant, dated August 24, 2006                                  Incorporated by reference to Exhibit 10.6 to the
                                                                                Registrant's Form 8-K as filed on August 30, 2006

10.45         B Warrant, dated August 24, 2006                                  Incorporated by reference to Exhibit 10.7 to the
                                                                                Registrant's Form 8-K as filed on August 30, 2006

10.46         C Warrant, dated August 24, 2006                                  Incorporated by reference to Exhibit 10.8 to the
                                                                                Registrant's Form 8-K as filed on August 30, 2006

10.47         D Warrant, dated August 24, 2006                                  Incorporated by reference to Exhibit 10.9 to the
                                                                                Registrant's Form 8-K as filed on August 30, 2006

10.48         Amendment to Warrant No. CCP-002, dated August 24, 2006, by and   Incorporated by reference to Exhibit 10.10 to the
              between the Company and Cornell Capital Partners, LP              Registrant's Form 8-K as filed on August 30, 2006

10.49         Amendment to "A" Warrant No. CCP-001, dated August 24, 2006, by   Incorporated by reference to Exhibit 10.11 to the
              and between the Company and Cornell Capital Partners, LP          Registrant's Form 8-K as filed on August 30, 2006

10.50         Amendment to "B" Warrant No. CCP-002, dated August 24, 2006, by   Incorporated by reference to Exhibit 10.12 to the
              and between the Company and Cornell Capital Partners, LP          Registrant's Form 8-K as filed on August 30, 2006

10.51         Amendment to "C" Warrant No. CCP-003, dated August 24, 2006, by   Incorporated by reference to Exhibit 10.13 to the
              and between the Company and Cornell Capital Partners, LP          Registrant's Form 8-K as filed on August 30, 2006

10.52         Letter of intent amongst the Company, Global Emerging Markets,    Incorporated by reference to Exhibit 16.1 to the
              and Jose Sada                                                     Registrant's Form 8-K as filed on August 31, 2006

Exhibit No.   Description                                                       Location
-----------   ---------------------------------------------------------------   ----------------------------------------------------
10.53         Termination Agreement between NeoMedia Technologies, Inc, and     Provided herewith
              Cornell Capital Partners, LP

10.54         Definitive share purchase and settlement agreement between        Incorporated by reference to Exhibit 16.1 to the
              NeoMedia and Sponge, dated November 14, 2006                      Registrant's Form 8-K as filed on November 20, 2006

10.55         Agreement between NeoMedia and FMS                                Incorporated by reference to Exhibit 16.1 to the
                                                                                Registrant's Form 8-K as filed on December 7, 2006

10.56         Escrow agreement amongst NeoMedia, Mobot, FMS, and Kirkpatrick    Incorporated by reference to Exhibit 16.2 to the
              and Lockhart Nicholson Graham                                     Registrant's Form 8-K as filed on December 7, 2006

10.57         Description of Special Preference Stock                           Incorporated by reference to Exhibit 16.3 to the
                                                                                Registrant's Form 8-K as filed on December 7, 2006

10.58         Promissory note payable from NeoMedia to FMS                      Incorporated by reference to Exhibit 16.4 to the
                                                                                Registrant's Form 8-K as filed on December 7, 2006

10.59         License agreement between NeoMedia and Mobot                      Incorporated by reference to Exhibit 16.5 to the
                                                                                Registrant's Form 8-K as filed on December 7, 2006

23.1          Consent of Stonefield Josephson, Inc., independent Registered     Provided herewith
              Public Accounting Firm of NeoMedia Technologies, Inc.

23.2          Consent of Stonefield Josephson, Inc., independent Registered     Provided herewith
              Public Accounting Firm of Mobot, Inc.

23.3          Consent of Ernst & Young AG, independent auditors of Gavitec AG   Provided herewith

23.4          Consent of Brebners, independent auditors of Sponge Ltd.          Provided herewith

23.5          Consent of Ernst & Young AG, independent auditors of 12Snap AG    Provided herewith

23.6          Consent of Stonefield Josephson, Inc., independent Registered     Provided herewith
              Public Accounting Firm of BSD Software, Inc.

23.7          Consent of KPMG, LLP, independent auditors of BSD Software,       Provided herewith
              Inc.

ITEM 17. UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

            (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                  (i) each prospectus filed by the Registrant pursuant to Rule
            424(b)(3) shall be deemed to be part of a registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (ii) each prospectus required to be filed pursuant to Rule
            424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness and the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

            (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) any preliminary prospectus or prospectus of the
            undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

                  (ii) any free writing prospectus relating to the offering
            prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

                  (iii) the portion of any other free writing prospectus
            relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

                  (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provision described under
Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Myers, State of Florida, on December 6, 2006.


                                        NEOMEDIA TECHNOLOGIES, INC.


                                        By: /s/ Charles T. Jensen
                                            ------------------------------------
                                            Charles T. Jensen
                                            President, Chief Executive Officer
                                            and Director


                                            /s/ David A. Dodge
                                            ------------------------------------
                                            David A. Dodge
                                            Vice-President, Chief Financial
                                            Officer, and Principal Accounting
                                            Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURES                  TITLE                               DATE
----------                  -----                               ----


/s/ Charles T. Jensen       President, Chief Executive          December 6, 2006
-------------------------   Officer, and Director
Charles T. Jensen


/s/ Charles W. Fritz        Chairman of the Board               December 6, 2006
-------------------------
Charles W. Fritz


/s/ David A. Dodge          Vice-President, Chief Financial     December 6, 2006
-------------------------   Officer, and Principal Accounting
David A. Dodge              Officer


/s/ William E. Fritz        Director                            December 6, 2006
-------------------------
William E. Fritz


/s/ Hayes Barclay           Director                            December 6, 2006
-------------------------
Hayes Barclay


/s/ James J. Keil           Director                            December 6, 2006
-------------------------
James J. Keil